   As filed with the Securities and Exchange Commission on December 14, 1998


                                                      Registration No. 333-63769

================================================================================

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                AMENDMENT NO. 2

                                       TO
                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                       COMMUNITY SHORES BANK CORPORATION
                 (Name of small business issuer in its charter)


           Michigan                           6712                          38-3423227
(State or other jurisdiction of   (Primary Standard Industrial           (I.R.S. Employer
incorporation or organization)     Classification Code Number)          Identification No.)

                               1030 Norton Avenue
                         Roosevelt Park, Michigan 49441
                                 (616) 780-1800
              (Address and telephone number of principal executive
     offices and principal place of business or intended place of business)

                           JOSE A. INFANTE, CHAIRMAN

                               1030 Norton Avenue


                         Roosevelt Park, Michigan 49441


                                 (616) 780-1850

           (Name, address, and telephone number of agent for service)

                                   COPIES TO:

               JEROME M. SCHWARTZ                                 DONALD J. KUNZ
             Dickinson Wright PLLC                      Honigman Miller Schwartz and Cohn
        500 Woodward Avenue, Suite 4000                    2290 First National Building
          Detroit, Michigan 48226-3425                     Detroit, Michigan 48226-3583

     Approximate date of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A) OF THE SECURITIES ACT OF 1933, MAY DETERMINE.


================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED DECEMBER 14, 1998

PROSPECTUS
                                1,100,000 SHARES

                     COMMUNITY SHORES BANK CORPORATION LOGO

                                  COMMON STOCK
                               ------------------


     Community Shores Bank Corporation, a Michigan corporation (the "Company"), is offering for sale 1,100,000 shares of its Common Stock (the "Common Stock"). The Company is a proposed bank holding company organized to own all of the common stock of Community Shores Bank, a Michigan banking corporation (in organization), to be located in Roosevelt Park, a suburb of the City of Muskegon, Michigan (the "Bank"). Neither the Company nor the Bank has ever conducted any business operations other than matters related to their initial organization and the raising of capital. See "Business." There has been no public trading market for the Common Stock. Roney Capital Markets, a division of First Chicago Capital Markets, Inc. (the "Representative"), the representative of the several underwriters (the "Underwriters"), has advised the Company that it anticipates making a market in the Common Stock following completion of the offering, although there can be no assurance that an active trading market will develop. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. The Company expects that the quotations for the Common Stock will be reported on the OTC Bulletin Board. The organizers and executive officers of the Bank have provided nonbinding expressions of interest to purchase a total of approximately 335,700 of the shares of Common Stock in the public offering.

                               ------------------
  THE COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A SIGNIFICANT AMOUNT OF RISK. INVESTORS SHOULD NOT INVEST ANY FUNDS IN THE OFFERING UNLESS THEY CAN
AFFORD TO LOSE THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" COMMENCING ON PAGE 7
  FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMPANY'S COMMON
                                     STOCK.

 THESE SECURITIES ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS AND THEY ARE NOT
  INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT
                                    AGENCY.
                               ------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

---------------------------------------------------------------------------------------------------------------------
                                                      PRICE TO              UNDERWRITING            PROCEEDS TO
                                                     PUBLIC(1)            DISCOUNTS(1)(2)          COMPANY(1)(3)
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
Per Share.....................................         $10.00                    $                       $
---------------------------------------------------------------------------------------------------------------------
Total.........................................      $11,000,000                  $                       $
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------


(1) The Company has granted the Underwriters a 30-day option to purchase up to 165,000 additional shares of its Common Stock solely to cover over-allotments, if any. If the Underwriters exercise such option in full, the Price to Public, Underwriting Discounts, and Proceeds to Company will be
    approximately $12,650,000, $         and $         , respectively. See
    "Underwriting." The Underwriters have agreed to limit the Underwriting Discounts to 1.5% of the Price to Public for up to 300,000 shares sold by the Underwriters to organizers and executive officers of the Bank or their immediate families. If 300,000 shares are so purchased, Underwriting Discounts will be reduced by, and proceeds to the Company will be increased
    by, $         . Organizers and executive officers of the Bank have provided nonbinding expressions of interest to purchase a total of approximately 335,700 shares.



(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."


(3) Before deducting estimated offering expenses payable by the Company of $265,000.
                               ------------------


     The shares of Common Stock are offered by the Underwriters subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to the right of the Underwriters to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made through the facilities of The Depository Trust Company
in New York, New York on or about December   , 1998, against payment in
immediately available funds.

                               ------------------

                              [RONEY CAPITAL LOGO]
                 THE DATE OF THIS PROSPECTUS IS              .

                                    MICH MAP

                           -------------------------

                           FORWARD-LOOKING STATEMENTS

    This Prospectus contains certain forward-looking statements and information relating to the Company as well as assumptions made by the Company based on information currently available to the Company. When used in this Prospectus, words such as "believe," "anticipate," "intend," "goal," "expect," and similar expressions may identify forward-looking statements. The Company cautions prospective purchasers of the Common Stock that such statements are not guarantees of future events. Such statements reflect the current view of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions, including, but not limited to, those set forth under "Risk Factors." Should one or more of these risks or uncertainties materialize, or should underlying assumption prove incorrect, actual results may vary materially and adversely from those described in this Prospectus as anticipated, believed, estimated, expected or intended. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this Prospectus or to reflect the occurrence of unanticipated events.

                           -------------------------


    IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. SEE "UNDERWRITING."



    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus. Unless the context clearly suggests otherwise, references in this Prospectus to the Company include the Bank. Except as otherwise indicated, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option.


                                  THE COMPANY

     The Company was incorporated on July 23, 1998 under Michigan law and will be a bank holding company owning all of the common stock of the Bank. The Bank is organizing as a Michigan banking corporation with depository accounts to be insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation (the "FDIC"). The Bank intends to provide a range of commercial and consumer banking services in West Michigan, primarily in Muskegon County, which includes the City of Muskegon, and Northern Ottawa County, which includes the City of Grand Haven. Those services will reflect the Bank's intended strategy of serving small- to medium-sized businesses, and individual customers in its market area. Services for businesses will include commercial loans and traditional business accounts. Management intends to initially focus the Bank's retail banking strategy on providing products and services, including automated teller machine, computer home banking, telephone banking and automated bill paying services to individuals in the Bank's market area.


     The Company and the Bank have received all regulatory approvals necessary for the commencement of their business, subject to the satisfaction of certain conditions that are customary in connection with such regulatory approvals. These conditions will consist of matters including, but not limited to, the Bank receiving at least $8 million of capital, the Bank filing its Certificate of Paid in Capital and Surplus with the Commissioner of the Financial Institutions Bureau of the State of Michigan (the "FIB"), and the Bank notifying the FIB of its proposed opening date so the FIB can conduct its customary preopening investigation. The $8 million or more of capital will be contributed to the Bank from the proceeds of the offering promptly following its completion. Management anticipates commencing business in the first quarter of 1999.


REASON FOR STARTING COMMUNITY SHORES BANK

     The growing trend of regional and national bank mergers has resulted in a fewer number of banks which are much larger in size. Management believes that a significant group of small- and medium-sized companies and retail customers has been impacted by these larger, more remote banks that focus on mass marketing and less personal delivery methods. The Company believes these customers are seeking a higher level of personal service and local decision making in addition to convenience and competitive pricing.

     In order to reduce costs, many regional and national banks have centralized services, reduced on-site employee to customer contact, and placed more decision making responsibility with individuals removed from the local market. Management believes that this business strategy and structure often makes it harder to react to the changing needs of businesses and retail customers within local, smaller communities such as those in West Michigan, and that these regional and national bank consolidations have created an opportunity in the market place for a new bank with local management and directors.

     The Company intends to utilize the knowledge, experience and professionalism of a local board of directors, senior management and staff to meet the more defined "relationship" banking needs of small- to medium-sized businesses and retail customers in the Muskegon County and Northern Ottawa County (including Grand Haven, Spring Lake and Ferrysburg) area. The Company intends to emphasize local decision making by financial services professionals who have ties to the community and a sincere interest in its businesses and people.

MARKET AREA

     The Bank's primary service area will be Muskegon and Northern Ottawa Counties. Its main office will be located in the City of Roosevelt Park, which provides a central location from which to service both areas. Muskegon County has been experiencing an economic upturn in the past ten years and Northern Ottawa County has been growing. Both have a diverse economy, based primarily on manufacturing, retail and service.

     According to available statistical data, in 1997 a significant portion of the manufacturing jobs created in the State of Michigan were created in Muskegon County. Based on such data, in 1997, a substantial majority of the businesses in Muskegon County were considered small businesses employing less than ten people. According to such data, from 1989 to 1996, per capita income of residents of Muskegon County has grown an estimated 37%, and as of July 1998 the unemployment rate for Muskegon County was approximately 4.2%.

     Northern Ottawa County, which includes the City and Township of Grand Haven, the City of Spring Lake, and the Township of Ferrysburg, represents approximately 20% of the population of Ottawa County. According to available statistical data, the per capita income of residents of Northern Ottawa County has grown an estimated 43% from 1989 to 1997, and as of July 1998 the unemployment rate of Northern Ottawa County was approximately 3.7%.

     The Bank's primary service area is a significant banking market in the State of Michigan. According to available statistical data, as of June 30, 1997, deposits in Muskegon County and Northern Ottawa County, including those of banks, thrifts and credit unions, totaled approximately $1.5 billion and $471 million, respectively.

     The Bank's main office will be located in Roosevelt Park, Michigan, and will serve as the Company's corporate headquarters. The Company's address is 1030 Norton Avenue, Roosevelt Park, Michigan 49441. The Company's telephone number is (616) 780-1800.

MANAGEMENT AND BOARD OF DIRECTORS

     The Company has assembled a management team and a Board of Directors that have many years of combined experience in the Bank's market area and a shared vision and commitment to the future growth and success of the Bank.

     Jose A. Infante, Chairman of the Board, President and Chief Executive Officer of the Company and the Bank, has been in banking since 1970. Mr. Infante has extensive experience in both retail and commercial aspects of banking, and 27 of his 28 years of financial services experience is in the West Michigan area. He started his West Michigan banking career with Old Kent Bank and Trust Company of Grand Rapids ("Old Kent") in 1971, where he held various positions in the areas of retail banking, branch administration, credit administration and commercial lending. In 1986, Mr. Infante left Old Kent to become Vice President of Branch Administration for FMB-Lumberman's Bank ("FMB-Lumberman") in Muskegon. While at FMB-Lumberman he was promoted to Senior Vice President of Retail Banking in 1991, then to Executive Vice President in 1992, and from 1994 to 1997 held the position of President and CEO. FMB-Lumberman had total assets of approximately $425 million in Mr. Infante's final year as President and CEO. After The Huntington National Bank ("Huntington Bank") acquired FMB-Lumberman in 1997, Mr. Infante became District City Executive for Huntington Bank in Muskegon and Northern Ottawa Counties, the markets of Oceana County, Newaygo County and the cities of Reed City and Big Rapids in Mecosta County, with other City Executives in these markets reporting to him. He held this position until his resignation in June of 1998 to form the Bank.

     Ralph R. Berggren, Senior Vice President and Secretary of the Company and Senior Vice President, Secretary and Senior Lender of the Bank, has over 23 years of commercial banking experience in the West Michigan area. Mr. Berggren started his banking career in 1975 with Hackley Bank and Trust in Muskegon ("Hackley Bank"), primarily in commercial lending. Hackley Bank was acquired by Comerica Bank in 1977. In 1984, Mr. Berggren left Comerica Bank and joined FMB-Lumberman (which was acquired by Huntington Bank in 1997) as an Assistant Vice President in the Commercial Loan Department. In 1992, Mr. Berggren was promoted to Commercial Loan Department Manager, and then later to Senior Lender, a position he held until joining the Company in June of 1998.

     Heather D. Brolick, Senior Vice President of the Company and Senior Vice President, Retail Lending and Operations Manager of the Bank, has over 17 years of commercial banking experience. Ms. Brolick began her career in 1981 with United California Bank, later known as First Interstate Bank of California ("FICal"). In her nine years at FICal, Ms. Brolick held various positions in retail branch operations, consumer lending and compliance. In 1990 she joined FMB-Lumberman where she served as Retail Branch Manger from 1990 to 1994, Vice President/Regional Branch Administrator from 1994 to 1996, and Mortgage/Consumer Loan Department Head from 1996 to 1997. From 1997 until joining the Company in September of 1998, she was a Vice President and regional Branch Manager for the Huntington Mortgage Company with all Mortgage responsibilities from Grand Haven to the Upper Peninsula.

     Robert J. Jacobs, Senior Vice President of the Company and Senior Vice President, Retail Banking of the Bank, has over 24 years of financial services experience. Mr. Jacobs' career, which began at Old Kent in 1974, included positions in branch management, sales management, marketing and private banking. In 1991, Mr. Jacobs became Senior Vice President with Founders Trust of Grand Rapids, Michigan. In 1992, he joined FMB-Lumberman as Branch Administrator and in 1994 was promoted to Senior Vice President of Retail Banking. After Huntington Bank's acquisition of FMB-Lumberman in 1997, Mr. Jacobs became a Vice President of Huntington Bank, responsible for Cash Management Sales in the West Michigan area.

     The Board of Directors consists of a diverse group of highly successful entrepreneurs, senior managers and respected community leaders from businesses and professional firms located in the Bank's primary market area. In addition to Mr. Infante, the current directors (and their primary area of experience) include David Bliss (business), Gary Bogner (real estate), John Carlyle (law and accounting), Robert Chandonnet (business), Dennis Cherette (real estate), Bruce Essex (business), Michael Gluhanich (business), Donald Hegedus (construction), John Hilt (business), and Joy Nelson (banking). The members of the Board will be an integral part of the decision making process, will serve on loan and audit committees, and with senior management, will contribute to the Company's performance.

     Mr. Infante, the other members of the Board of Directors, and the officers represent a significant asset to the Company. These individuals have many years of personal experience in the Bank's primary market and, in some cases, have worked together successfully at another financial institution. The directors and officers assembled by the Company represent a wide range of business, banking, and real estate knowledge and experience. The Company believes that these individuals and their relationships in the Muskegon County and Northern Ottawa County areas of West Michigan offer the Bank a substantial opportunity to attract new relationships.

                                  THE OFFERING


Securities Offered by the
Company.......................   1,100,000 shares of Common Stock. In addition,
                                 the Company has granted the Underwriters an option to purchase up to an additional 165,000 shares to cover over-allotments. See
                                 "Description of Capital Stock."


Common Stock to be Outstanding
  after the Offering(1).......   1,100,000 shares (1,265,000 shares if the
                                 over-allotment option is exercised in full).

Use of Proceeds by the
Company.......................   Capitalization of the Bank, and payment of
                                 organizational expenses and operating and other expenses of the Company. See "Use of Proceeds."


Proposed OTC Bulletin Board
Symbol........................   "CSHB"

-------------------------
(1) Does not include 94,000 shares issuable upon exercise of outstanding stock options under the Company's 1998 Employee Stock Option Plan.

                                  RISK FACTORS

     The Common Stock offered hereby involves a high degree of risk and should be considered only by persons who can afford the loss of their investment. The following constitute some of the potential risks of an investment in the Common Stock and should be carefully considered by prospective investors prior to purchasing shares of Common Stock. The order of the following is not intended to be indicative of the relative importance of any described risk nor is the following intended to be inclusive of all risks of investment in the Common Stock.

LACK OF OPERATING HISTORY

     Neither the Company nor the Bank has any operating history. The business of the Company and the Bank is subject to the risks inherent in the establishment of a new business enterprise. Because the Company is only recently formed, the Bank has not commenced operations, and the Bank and the Company are in the process of obtaining necessary regulatory approvals, prospective investors do not have access to all of the information that, in assessing their proposed investment, would be available to the purchasers of securities of a financial institution with a history of operations.

SIGNIFICANT LOSSES EXPECTED

     As a result of the substantial start-up expenditures that must be incurred by a new bank and the time it will take to develop its deposit base and loan portfolio, it is expected that the Bank, and thus the Company, will operate at a substantial loss during the start-up of the Bank. Accordingly, neither the Company nor the Bank is expected to be profitable for at least the first two years of operations. Cumulative losses during the first two years of operation are expected to exceed $1.5 million. There is no assurance that the Bank or the Company will ever operate profitably. As a result, it is anticipated that the book value of the Common Stock will decrease accordingly. If the Company does not reach profitability and recover its accumulated operating losses and the non-recoverable portion of its investment in fixed assets, investors in the offering would likely suffer a significant decline in the value of their shares of Common Stock.

DELAY IN COMMENCING OPERATIONS

     Although the Company and the Bank expect to receive all regulatory approvals and commence business in the first quarter of 1999, there can be no assurance as to when, if at all, these events will occur. Any delay in commencing operations will increase pre-opening expenses and postpone realization by the Bank of potential revenues. Absent the receipt of revenues and commencement of profitable operations, the Company's accumulated deficit will continue to increase (and book value per share decrease) as operating expenses such as salaries and other administrative expenses continue to be incurred.

GOVERNMENT REGULATION AND MONETARY POLICY


     The Bank has received all regulatory approvals required to organize the Bank and expects to receive authority to commence operations, subject to the satisfaction of certain conditions. Those conditions include, among other things, that: (i) beginning paid-in capital of the Bank will be not less than $8 million; (ii) the Bank will maintain a ratio of Tier I capital to total assets for the first three years after commencing business of at least 8% and an adequate valuation reserve in a minimum amount of 1.0% of the Bank's outstanding loans and leases; (iii) the Bank will have its financial statements audited by an independent public accountant for at least the first three years; (iv) the Bank will file its Certificate of Paid in Capital and Surplus with the Commissioner and notify the FIB of its proposed opening date so the FIB can conduct its customary preopening investigation; and (v) any changes in the directors or executive management of the Bank will be submitted to the bank regulatory agencies in advance for their approval. Regulatory capital requirements imposed on the Bank may have the effect of constraining future growth, absent the infusion of additional capital.

     The Company and the Bank will be subject to extensive state and federal government supervision and regulation. Existing state and federal banking laws will subject the Bank to substantial limitations with respect to loans, purchase of securities, payment of dividends and many other aspects of its banking business. There can be no assurance that future legislation or government policy will not adversely affect the banking industry or the operations of the Bank. Federal economic and monetary policy may affect the Bank's ability to attract deposits, make loans and achieve satisfactory interest spreads. See "Supervision and Regulation."

NO ASSURANCE OF DIVIDENDS

     It is anticipated that no dividends will be paid on the Common Stock for the foreseeable future. The Company will be largely dependent upon dividends paid by the Bank for funds to pay dividends on the Common Stock, if and when such dividends are declared. No assurance can be given that future earnings of the Bank, and resulting dividends to the Company, will be sufficient to permit the legal payment of dividends to Company shareholders at any time in the future. Even if the Company may legally declare dividends, the amount and timing of such dividends will be at the discretion of the Company's Board of Directors. The Board may in its sole discretion decide not to declare dividends. These shares should not be purchased by persons who need or desire dividend income from this investment. For a more detailed discussion of other regulatory limitations on the payment of cash dividends by the Company, see "Dividend Policy."

COMPETITION

     The Company and the Bank will face strong competition for deposits, loans and other financial services from numerous banks, savings banks, thrifts, credit unions and other financial institutions, as well as other entities which provide financial services, including consumer finance companies, securities brokerage firms, mortgage brokers, insurance companies, mutual funds, and other lending sources and investment alternatives. Some of the financial institutions and financial services organizations with which the Bank will compete are not subject to the same degree of regulation as the Bank. Many of the financial institutions aggressively compete for business in the Bank's proposed market area. Most of these competitors have been in business for many years, have established customer bases, are larger, have substantially higher lending limits than the Bank, and will be able to offer certain services that the Bank does not expect to provide in the foreseeable future, including multiple branches, trust services, and international banking services. In addition, most of these entities have greater capital resources than the Bank, which, among other things, may allow them to price their services at levels more favorable to the customer and to provide larger credit facilities than could the Bank. See "Business -- Market Area" and "Business -- Competition." Additionally, legislation that became effective several years ago regarding interstate branching and banking may act to increase competition in the future from larger out-of-state banks.

DEPENDENCE ON MANAGEMENT

     The Company is, and for the foreseeable future will be, dependent primarily upon the services of Jose Infante, the Chairman of the Board, President and Chief Executive Officer of the Company, and Ralph Berggren, Heather Brolick, and Robert Jacobs, Senior Vice Presidents of the Company. If the services of any of these officers were to become unavailable to the Company for any reason, and the Company were unable to hire highly qualified and experienced personnel to replace them, or to staff the anticipated growth, the operating results of the Company could be adversely affected. The Company does not have employment agreements with any of its officers. The Company has key man term life insurance policies covering the life of Mr. Infante in the amount of $1 million, and the lives of Messrs. Berggren and Jacobs and Ms. Brolick in the amount of $100,000 each.

DISCRETION IN USE OF PROCEEDS

     The offering is intended to raise funds to provide for the initial capitalization of the Bank, the purchase of the land and building for the Bank's main office, equipment and other assets for the Bank's operations, fund loans, provide working capital for general corporate purposes, and pay initial operating expenses. While management currently has no such plans, if opportunities arise, some of the proceeds of the offering may be used to finance acquisitions of other financial institutions, branches of other institutions, or expansion into other lines of business closely related to banking. However, management will retain discretion in employing the proceeds of the offering. See "Use of Proceeds."

LENDING RISKS AND LENDING LIMITS

     The risk of nonpayment of loans is inherent in commercial banking, and such nonpayment, if it occurs, would likely have a material adverse effect on the Company's earnings and overall financial condition as well as the value of the Common Stock. Because the Bank does not have an operating history, none of the Bank's customers will have an established credit history with the Bank. Management will attempt to minimize the Bank's credit exposure by carefully monitoring the concentration of its loans within specific industries and through prudent loan application and approval procedures, but there can be no assurance that such monitoring and procedures will reduce such lending risks. Credit losses can cause insolvency and failure of a financial institution, and in such event, its shareholders could lose their entire investment.

     The Bank's general legal lending limit is expected to initially be approximately $1.2 million, subject to a higher legal lending limit of $2 million in specific cases with approval by two-thirds of the Bank's Board of Directors. These legal lending limits are based on the capital of the Bank and are expected to decline until the Bank becomes profitable. Accordingly, the size of the loans which the Bank can offer to potential customers is less than the size of loans which most of the Bank's competitors with larger lending limits are able to offer. This limit initially may affect the ability of the Bank to seek relationships with some of the area's larger businesses. The Bank expects to accommodate loan volumes in excess of its lending limit through the sale of participations in such loans to other banks. However, there can be no assurance that the Bank will be successful in attracting or maintaining customers seeking larger loans or that the Bank will be able to engage in participations of such loans on terms favorable to the Bank.

IMPACT OF INTEREST RATES AND ECONOMIC CONDITIONS

     The results of operations for financial institutions, including the Bank, may be materially and adversely affected by changes in prevailing economic conditions, including declines in real estate market values, rapid changes in interest rates and the monetary and fiscal policies of the federal government. The Bank's profitability is in part a function of the spread between the interest rates earned on investments and loans and the interest rates paid on deposits and other interest-bearing liabilities. In the early 1990s, many banking organizations experienced historically high interest rate spreads. More recently, interest rate spreads have generally narrowed due to changing market conditions and competitive pricing pressure, and there can be no assurance that such factors will not continue to exert such pressure. Although economic conditions in the Bank's market area have been generally favorable, there can be no assurance that such conditions (including economic growth in the Bank's market) will continue. Substantially all the Bank's loans will be to businesses and individuals in West Michigan and any decline in the economy of this area could have an adverse impact on the Bank. Like most banking institutions, the Bank's net interest spread and margin will be affected by general economic conditions and other factors that influence market interest rates and the Bank's ability to respond to changes in such rates. At any given time, the Bank's assets and liabilities will be such that they are affected differently by a given change in interest rates. As a result, an increase or decrease in rates could have a material adverse effect on the Bank's net income, capital and liquidity. While management intends to take measures to guard against interest rate risk, there can be no assurance that such measures will be effective in minimizing the exposure to interest rate risk.

NEED FOR TECHNOLOGICAL CHANGE

     The banking industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. The Company's future success will depend in part on its ability to address the needs of its customers by using technology to provide products and services that will satisfy customer demands for convenience as well as to create additional efficiencies in the Bank's operations. Many of the Bank's competitors have substantially greater resources to invest in technological improvements. Such technology may permit competitors to perform certain functions at a lower cost than the Bank. There can be no assurance that the Bank will be able to effectively implement new technology-driven products and services or be successful in marketing such products and services to its customers.

ANTI-TAKEOVER PROVISIONS

     Chapters 7A and 7B of the Michigan Business Corporation Act ("MBCA") provide certain supermajority vote and other requirements for certain business combinations with interested shareholders and limit voting rights of certain acquirers of control shares. Federal law requires the approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve") prior to acquisition of "control" of a bank holding company. The Company's Articles of Incorporation (i) provide for a Board of Directors that is divided into three classes of directors, (ii) provide for removal of directors only for cause,
(iii) provide specific advance notice procedures for shareholders who wish to nominate directors, (iv) prohibit shareholder action by written consent without a meeting, and (v) require the affirmative vote of holders of at least 66 2/3 percent of the voting stock of the Company to change any of such provisions of the Articles of Incorporation. These provisions may have the effect of delaying or preventing a change in control of the Company without action by the shareholders. As a result, these provisions could adversely affect the price of the Common Stock by, among other things, preventing a shareholder of the Company's Common Stock from realizing a premium which might be paid as a result of a change in control of the Company. See "Description of Capital Stock."

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Articles of Incorporation and bylaws provide for the indemnification of its officers and directors and insulate its officers and directors from liability for certain breaches of the duty of care. It is possible that the indemnification obligations imposed under these provisions could result in a charge against the Company's earnings and thereby affect the availability of funds for payment of dividends to the Company's shareholders. See "Description of Capital Stock -- Indemnification of Directors and Officers."

DETERMINATION OF OFFERING PRICE; LIMITED TRADING MARKET EXPECTED


     The initial public offering price of $10.00 per share was determined by the Company in consultation with the Representative. This price is not based upon earnings or any history of operations and should not be construed as indicative of the present or anticipated future value of the Common Stock. Prior to the offering, there has been no public trading market for the Common Stock. The price at which these shares are being offered to the public may be greater than the market price for the Common Stock following the offering. Roney Capital Markets, one of the Underwriters, has advised the Company that, upon completion of the offering, it intends to use reasonable efforts to initiate quotations of the Common Stock on the OTC Bulletin Board and to act as a market maker in the Common Stock, subject to applicable laws and regulatory requirements, although it is not obligated to do so. Making a market in securities involves maintaining bid and ask quotations and being able, as principal, to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements. The development of a public trading market depends, however, upon the existence of willing buyers and sellers, the presence of which is not within the control of the Company, the Bank or any market maker. Market makers on the OTC Bulletin Board are not required to maintain a continuous two-sided market, are required to honor firm quotations for only a limited number of shares, and are free to withdraw firm quotations at any time. Even with a market maker, factors such as the limited size of the offering, the lack of earnings history for the Company and the absence of a reasonable expectation of dividends within the near future mean that there can be no assurance of an active and liquid market for the Common Stock developing in the foreseeable future. Even if a market develops, there can be no assurance that a market will continue, or that shareholders will be able to sell their shares at or above the price at which these shares are being offered to the public. Purchasers of Common Stock should carefully consider the limited liquidity of their investment in the shares being offered hereby.

REGULATORY RISK

     The banking industry is heavily regulated. Many of these regulations are intended to protect depositors, the public, and the FDIC, not shareholders. Applicable laws, regulations, interpretations and enforcement policies have been subject to significant, and sometimes retroactively applied, changes in recent years, and may be subject to significant future changes. There can be no assurance that such future changes will not adversely affect the business of the Company. In addition, the burden imposed by federal and state regulations may place banks in general, and the Company specifically, at a competitive disadvantage compared to less regulated competitors. See "Supervision and Regulation."

YEAR 2000 ISSUE

     The approach of the year 2000 presents potential problems to businesses that utilize computers. Some computer systems may not be able to properly interpret or process dates after December 31, 1999 because they use only two digits to indicate the year in the date. These computer systems do not properly recognize a year that begins with "20" instead of the familiar "19." The effects of this problem may vary from system to system. If not corrected, many computer applications could fail or create erroneous results. The Company is in the process of being organized and expects that most of its computer equipment will be acquired during the fourth quarter of 1998 and the early part of 1999. The Company intends to obtain information and account processing services and reports ("Processing Services") from a reputable and experienced company that provides such services for many financial institutions. The Company intends to obtain written assurances from its Processing Services supplier and computer equipment suppliers that their products are or will be year 2000 ready or compliant. The Company intends to assess year 2000 compliance by the Company and its vendors. Vendors whose year 2000 compliance may affect the Company's business and operations include its Processing Services supplier, electronic banking vendors, correspondent banks, utilities, and communications companies. Security systems, heating, ventilating, air conditioning and other systems may also be affected. The Company expects to require assurances from commercial borrowers as to their year 2000 compliance as part of the loan application and review process. The Company has appointed one of its senior officers to oversee its year 2000 programs, and the Company intends to apprise its Board of Directors of the progress being made on a regular basis. Costs to the Company related to year 2000 matters are estimated to be less than $25,000. These costs may include testing of equipment and software programs, equipment upgrades, and customer education. It is difficult to predict such costs, and additional funds may be needed for expenses relating to year 2000 testing, training, education, system or software failure or replacements, or losses due to vendor or customer failure to be year 2000 compliant. The failure of the Company, its vendors, or customers to successfully address year 2000 issues could interfere with the Company's ability to operate its business and have a material adverse effect on the Company's financial condition and results of operation. The Company intends to develop a contingency plan to address year 2000 problems that may occur after December 31, 1999, and expects to develop the plan during the first half of 1999.

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the 1,100,000 shares of
Common Stock offered hereby are estimated to be $  million ($     million if the
Underwriters' over-allotment option is exercised in full), after deduction of the underwriting discounts, but before deducting estimated offering expenses of $265,000. The Underwriters have agreed to limit the underwriting discounts to 1.5% of the public offering price for up to 300,000 shares sold by the Underwriters to organizers and executive officers of the Bank or their immediate families. If such persons purchase at least 300,000 shares, underwriting discounts will be reduced by, and proceeds to the Company will be increased by,
$       . Organizers and executive officers of the Bank have provided nonbinding expressions of interest to purchase a total of approximately 335,700 shares.


     The Company expects to contribute approximately $8 million of the net proceeds of the offering to the Bank by purchasing all of the Bank's authorized common stock. This $8 million is expected to consist of approximately $445,000 representing the Company's cost for the land it purchased for the Bank's main office, and the remainder of the $8 million in cash. This purchase of the Bank's stock is intended to provide the Bank with the capital required by regulators to commence operations, and to support asset growth, fund investments in loans and securities, construct the main office, and for general corporate purposes, including the purchase of furniture, fixtures and equipment and other necessary assets for the Bank's operations and the payment of operating expenses. The Company estimates that the Bank's cost for constructing the main office and related professional services will be approximately $1.7 million, and that the Bank's cost for furniture, fixtures and equipment for the main office will be approximately $850,000.


     The remaining net proceeds (plus any net proceeds as a result of the exercise of the Underwriters' over-allotment option) will initially be used by the Company to repay loans made to the Company by members of its Board of Directors to finance, on an interim basis, the Company's and the Bank's preopening expenses (including the acquisition of the land for the Bank's main office), invested by the Company in investment grade securities, and otherwise held by the Company as working capital for general corporate purposes and to pay operating and other expenses, as well as for possible future capital contributions to the Bank. As of December 10, 1998, approximately $1,138,000 had been loaned to the Company by members of the Board of Directors to finance propening expenses, including approximately $445,000 for the Company's purchase of the land for the Bank's main office. The Company does not expect that additional loans from directors will be necessary, and expects that these loans will be repaid promptly following completion of the offering. The remaining net proceeds may also be available to finance possible acquisitions of other branches or expansion into other lines of business closely related to banking, although the Company presently has no plans to do so.


     The expected sources and uses of the proceeds from the offering are set forth below:


                                                                AMOUNT     PERCENTAGE
                   (DOLLARS IN THOUSANDS)                       ------     ----------
Sources:
  Sale of 1,100,000 shares of Common Stock..................    $11,000     100.00%
Uses:
  Capital contribution to the Bank(1).......................    $ 8,000           %
  Underwriting discounts....................................    $                 %
  Offering expenses.........................................    $   265           %
  Operating and other expenditures of the Company...........    $                 %
                                                                -------     -------
     Total uses.............................................    $11,000        100%
                                                                =======     =======


-------------------------
(1) It is anticipated that the net cash proceeds received by the Bank will be used to support asset growth, fund investments in loans and securities, construct the main office and for general corporate purposes. Approximately $445,000 of this amount is expected to be contributed to the Bank in the form of land for the Bank's main office.

                                DIVIDEND POLICY

     The Company initially expects that Company and Bank earnings, if any, will be retained to finance the growth of the Company and the Bank and that no cash dividends will be paid for the foreseeable future. After the Bank achieves profitability, recovers its operating deficit, and funds an adequate allowance for loan and lease losses, the Company may consider payment of dividends. However, the declaration of dividends is at the discretion of the Board of Directors, and there is no assurance that dividends will be declared at any time. If and when dividends are declared, the Company will be largely dependent upon dividends paid by the Bank for funds to pay dividends on the Common Stock. It is also possible, however, that the Company might at some time in the future pay dividends generated from income or investments and from other activities of the Company.

     Under Michigan law, the Bank will be restricted as to the maximum amount of dividends it may pay on its Common Stock. A Michigan state bank may not declare dividends except out of net profits then on hand after deducting its losses and bad debts, and then only if the bank will have a surplus amounting to at least 20% of its capital after the payment of the dividend. A Michigan state bank may not declare or pay any cash dividend or dividend in kind until the cumulative dividends on its preferred stock, if any, have been paid in full. If the surplus of a Michigan state bank is at any time less than the amount of its capital, before the declaration of a cash dividend or dividend in kind, it must transfer to surplus not less than 10% of its net profits for the preceding half-year (in the case of quarterly or semiannual dividends) or the preceding two consecutive half-year periods (in the case of annual dividends). The ability of the Company and the Bank to pay dividends is also affected by various regulatory requirements and policies, such as the requirement to maintain adequate capital above regulatory guidelines. See "Supervision and Regulation." Such requirements and policies may limit the Company's ability to obtain dividends from the Bank for its cash needs, including funds for payment of dividends by the Company, and the payment of operating expenses.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as it is projected to be immediately after the sale of the 1,100,000 shares of Common Stock offered hereby and the application of the estimated net proceeds. See "Use of Proceeds."

                   (DOLLARS IN THOUSANDS)
Shareholders' equity:
  Preferred stock, no par value, 1,000,000 shares
     authorized, none issued................................         --
  Common Stock, no par value, 9,000,000 shares authorized,
     1,100,000 shares issued and outstanding(1).............    $10,130(2)
  Retained Earnings.........................................       (283)
Total Equity................................................    $ 9,847

-------------------------
(1) Excludes 150,000 shares reserved for issuance pursuant to options granted or that may be granted pursuant to the Company's 1998 Employee Stock Option Plan.

(2) Net of underwriting discounts (assuming at least 300,000 shares are sold to organizers and executive officers of the Bank) and $265,000 of offering expenses expected to be paid by the Company.

                                    BUSINESS

BACKGROUND

     The growing trend of regional and national bank mergers has resulted in a fewer number of banks which are much larger in size. Management believes that a significant group of small- and medium-sized companies and retail customers has been impacted by these larger, more remote banks that focus on mass marketing and less personal delivery methods. The Company believes these customers are seeking a higher level of personal service and local decision making in addition to convenience and competitive pricing.

     In order to reduce costs, many regional and national banks have centralized services, reduced on-site employee to customer contact, and placed more decision making responsibility with individuals removed from the local market. Management believes that this business strategy and structure often makes it harder to react to the changing needs of businesses and retail customers within local, smaller communities such as those in West Michigan, and that these regional and national bank consolidations have created an opportunity in the market place for a new bank with local management and directors.

     The Company intends to utilize the knowledge, experience and professionalism of a local board of directors, senior management and staff to meet the more defined "relationship" banking needs of small- to medium-sized businesses and retail customers in the Muskegon County and Northern Ottawa County (including Grand Haven, Spring Lake and Ferrysburg) area. The Company intends to emphasize local decision making by financial services professionals who have ties to the community and a sincere interest in its businesses and people.

     After the offering, the Company will own all of the issued and outstanding stock of the Bank. Following completion of the offering and before commencement of operations, the Bank intends to complete the furnishing of its temporary office space at the site where its permanent main office is being built, certain training of its staff and the acquisition and installation of equipment necessary to transact the business of banking. Correspondent banking relationships and other arrangements for services will be completed as necessary.


     The Company was incorporated as a Michigan business corporation on July 23, 1998. The Company was formed to acquire all of the Bank's issued and outstanding stock and to engage in the business of a bank holding company under the federal Bank Holding Company Act of 1956, as amended (the "BHCA"). On November 20, 1998, the Commissioner of the FIB (the "Commissioner") issued an order approving the organizers' application to establish the Bank. On December 3, 1998, the Bank's application for FDIC deposit insurance was approved. The Company's application to become a bank holding company for the Bank was approved by the Federal Reserve Board on November 5, 1998. These approvals were issued subject to the satisfaction of certain conditions that the Company believes are customary in transactions of this type, including conditions relating to capitalization of the Bank and continuing capital adequacy. The Company and the Bank expect to satisfy such conditions and commence business in the first quarter of 1999. See "Risk Factors -- Delay in Commencing Operations" and "Risk Factors -- Government Regulation and Monetary Policy."


     The Company's address is 1030 Norton Avenue, Roosevelt Park, Michigan 49441. The Company's telephone number is (616) 780-1800.

BUSINESS STRATEGY

     The Bank intends to provide a range of business and consumer financial services to serve small- to medium-sized business customers and individuals. The foundation of this strategy will be to emphasize local management and its commitment to the Bank's primary market area. Jose Infante, Chairman, President and Chief Executive Officer of the Company, and Ralph Berggren, Heather Brolick, and Robert Jacobs, Senior Vice Presidents of the Company, have an average of 23 years of banking experience, much of which is in the Bank's market area. Mr. Infante is assembling a staff that is expected to provide prompt customer service and effective banking products. The Bank intends to compete aggressively for its banking business through a systematic program of direct calling on both customers and referral sources such as attorneys, accountants and other business people.

     Management expects that the Bank's staff will have access to current software and database systems selected to deliver high-quality products and provide responsive service to clients. The Bank expects to enter into agreements with third-party service providers to provide customers with convenient electronic access to their accounts and other bank products through debit cards, voice response and home banking. The use of third-party service providers is intended to allow the Bank to remain at the forefront of technology while minimizing the costs of delivery.

     The Bank intends to offer products and services consistent with its goal of attracting small- to medium-sized business customers as well as a variety of individuals. As part of its banking business, the Bank may make loans to all types of borrowers for consumer, real estate and commercial borrowing purposes. The Bank's lending function will be subject to written policies. These policies will be reviewed and approved at least annually by the Bank's Board of Directors, pursuant to federal law and regulations. Such policies will address loan portfolio diversification, prudent underwriting standards, loan administration procedures, documentation, approval and reporting requirements.

     The borrower's business operations are expected to be the principal source of repayment of loans, and the Bank will seek, when appropriate, security interests in the inventory, accounts receivable or other personal property of the borrower, and personal guaranties. Although the Bank intends to be aggressive in seeking new loan growth, it intends to stress high quality in its loans. To promote such standards, the Board of Directors of the Bank intends to establish strict lending policies, including specified lending authorities, loan review policies and lending committees. In establishing such policies, the Board of Directors will be required to conform to applicable bank regulatory requirements. Management of the Bank also intends to establish relationships with one or more correspondent banks and other independent financial institutions to provide other services requested by its customers, including loan participations where the requested loan amount exceeds the Bank's lending limit.

LOAN POLICY

     The Bank intends to make loans to individuals and businesses located within the Bank's market area. The loan policy of the Bank will state that the function of the lending operation is to provide a means for the investment of funds at a profitable rate of return with an acceptable degree of risk, and to meet the credit needs of qualified businesses and individuals who become customers of the Bank. The Board of Directors of the Bank recognizes that, in the normal business of lending, some losses on loans will be inevitable. These losses will be carefully monitored and evaluated and are recognized as a normal cost of conducting business.

     The Bank's loan policy anticipates that priorities in extending loans will change from time to time as interest rates, market conditions and competitive factors change. The policy will be designed to assist the Bank in managing the business risk involved in extending credit. It will set forth guidelines on a nondiscriminatory basis for lending in accordance with applicable laws and regulations. It will provide guidance and further define common industry criteria used in granting loans. The policy will include parameters on a borrower's ability to support debt, character of the borrower, evidence of financial responsibility, knowledge of collateral type, value and loan to value, terms of repayment, source of repayment, payment history, and economic conditions.

     The Company's Board of Directors intends to delegate significant lending authority to officers of the Bank. The Board believes this empowerment will enable the Bank to be more responsive to its customers. The loan policy will permit certain officers to approve requests for loans in an amount not exceeding $300,000.

     The Bank intends to provide oversight and monitoring of lending practices and loan portfolio quality through the use of an Officers Loan Committee (the "Loan Committee"). The Loan Committee members are expected to include all commercial lenders, the Senior Vice President and Senior Lender, the Chairman of the Board, President and Chief Executive Officer, and other designated lending personnel. The Loan Committee will be permitted to approve requests for loans in an amount not exceeding $750,000. The Loan Committee may recommend that requests exceeding this amount be approved by a Committee of the Board of Directors (the "Board Committee") whose lending authority is initially expected to be approximately $1.2 million. Loan requests in excess of the Board Committee's limit will require the approval of the Board of Directors. The Board of Directors will have the maximum lending authority permitted by law. However, generally, the loan policy will establish an "in house" limit slightly lower than the actual legal lending limit. The Bank's general legal lending limit is expected to initially be approximately $1.2 million, subject to a higher legal lending limit of $2 million in specific cases with approval by two-thirds of the Bank's Board of Directors. This limit is expected to change as the Bank's capital changes. In addition to the lending authority described above, the Chairman of the Board, President and Chief Executive Officer, and the Senior Vice President and Senior Lender are expected to have authority, where they deem it appropriate, to approve loans up to the limit authorized for the Board Committee.

     The loan policy will outline the amount of funds that may be loaned against specific types of collateral. The loan to value ratios for first mortgages on residences are expected to comply with the guidelines of secondary market investors. First mortgages held within the Bank's portfolio will be expected to mirror secondary market requirements. In those instances where the loan to value ratio exceeds 80%, private mortgage insurance will be obtained to minimize the Bank's risk. Loans secured by a second or junior lien generally will be limited to a loan to value ratio of 100%. Loans for improved residential real estate lots generally will not exceed a loan to value ratio of 80%, and loans for unimproved residential sites generally will not exceed a loan to value ratio of 75%. For certain loans secured by real estate, an appraisal of the property (offered as collateral), by a state licensed or certified independent appraiser, will be required.

     The policy will also provide guidelines for the following: miscellaneous collateral types, guidelines pertaining to collateral, environmental policy review, specific limitations with respect to loans to employees, executive officers and directors, problem loan identification, maintenance of a loan loss reserve, loan reviews, policies for mortgage lending and other matters relating to the Bank's lending practices.

LENDING ACTIVITY

     Commercial Loans. The Bank's commercial lending group will originate commercial loans primarily in the Western Michigan Counties of Muskegon and Northern Ottawa. Commercial loans will be originated by qualified and experienced lenders, including the Chairman of the Board, President and Chief Executive Officer, and the Senior Vice President and Senior Lender. The proposed lending group will have over 100 years of combined commercial lending experience. Loans will be originated for general business purposes, including working capital, accounts receivable financing, machinery and equipment acquisition, and commercial real estate financing, including new construction and land development.

     Working capital loans that are structured as a line of credit will be reviewed periodically in connection with the borrower's year end financial reporting. These loans generally will be secured by assets of the borrower and have an interest rate tied to the prime rate. Loans for machinery and equipment purposes typically will have a maturity of five to seven years and be fully amortizing. Commercial real estate loans will usually be written with a five-year maturity and amortize over a 15-year period. Commercial real estate loans may have an interest rate that is fixed to maturity or floats with a margin over the prime rate or a U.S. Treasury Index.

     The Bank expects to evaluate many aspects of a commercial loan transaction in order to minimize credit and interest rate risk. Underwriting commercial loans requires an assessment of management, products, markets, cash flow, capital, income and collateral. The analysis will include a review of historical and projected financial results. On certain transactions, where real estate is the primary collateral, and in some cases where equipment is the primary collateral, licensed or certified appraisers will perform appraisals. These appraisers are likely to be well known to the Bank. In certain situations, for creditworthy customers, the Bank may accept title reports instead of requiring lenders' policies of title insurance. Life insurance and hazard insurance, with the Bank as loss payee, will be obtained to minimize risk on certain loan types.

     Commercial real estate lending involves more risk than residential lending, because loan balances are greater and repayment is dependent upon the borrower's operations. The Bank will attempt to minimize risk associated with these transactions by generally limiting its exposure to owner operated properties of well known customers or new customers with an established profitable history. In many cases, risk will be further reduced by (i) limiting the amount of credit to any one borrower to an amount less than the Bank's legal lending limit, and (ii) avoiding certain types of commercial real estate financing.

     Single Family Residential Real Estate Loans. The Bank expects to originate first mortgage residential real estate loans in its market area according to secondary market underwriting standards. These loans are likely to provide borrowers with a fixed or adjustable interest rate with terms up to 30 years. Loans are expected to be sold on a servicing released basis in the secondary market with all interest rate risk and credit risk passed to the purchaser. The Bank may periodically elect to underwrite certain residential real estate loans, generally with maturities of seven years or less, to be held in its own loan portfolio.

     Consumer Loans. The Bank expects to originate consumer loans for a variety of personal financial needs. Consumer loans are likely to include fixed home equity and equity lines of credit, new and used automobile loans, boat loans, personal unsecured lines of credit, credit cards (through third-party providers to minimize risk) and overdraft protection for checking account customers.

     Consumer loans will generally have shorter terms and higher interest rates than residential mortgage loans and, except for home equity lines of credit, usually will involve greater credit risk due to the type and nature of the collateral securing the debt. While the Bank does not expect to utilize a formal credit scoring system, the Bank's loans will be underwritten carefully. A strong emphasis will be placed on the amount of the down payment, credit quality, employment stability and monthly income. Hazard insurance will be obtained (in favor of the Bank) on certain loan types, including automobiles and boats. Homeowner's insurance generally will be required on junior mortgages providing the Bank with a second loss payee endorsement.

     Consumer loans will generally be repaid on a monthly basis with the source of repayment tied to the borrower's periodic income. It is recognized that consumer loan delinquency and losses are dependent on the borrower's continuing financial stability. Job loss, illness and personal bankruptcy may adversely affect repayment. In many cases, repossessed collateral (on a secured consumer loan) may not be sufficient to satisfy the outstanding loan balance. This is a common occurrence due to depreciation of the underlying collateral. The Bank believes that the generally higher yields earned on consumer loans compensate for the increased credit risk associated with such loans. Consumer loans will be an important component in the Bank's efforts to meet the credit needs of the communities and customers that it serves.

DEPOSIT SERVICES

     The Bank's deposits will be generated primarily in the Muskegon and Northern Ottawa Counties of West Michigan. The Bank intends to actively pursue business and personal retail relationships by offering competitively priced time and demand accounts. These products may be enhanced with the availability of electronic banking and other convenient services. The Bank also intends to offer traditional bank deposit products that are FDIC insured.

     Commercial Deposits. The Bank expects to generate commercial deposits from small- to medium-sized businesses by offering traditional business checking accounts and business money market accounts. A small business checking account will attract deposits from newly created small businesses or businesses with low transaction volume.

     In the first 12 months of operation, the Bank intends to develop and promote electronic business products which provide account balance information, cleared items, and the capability to transfer funds between bank accounts. These products will work in conjunction with the traditional accounts and small business accounts. Commercial depositors seeking a higher yield will deposit funds in long term or short term certificates of deposit. The Bank has developed a correspondent banking relationship to facilitate customer requests that are not frequently made. These requests include foreign currency orders and exchange, international cables and all international banking services.

     Consumer Deposits. The Bank's retail banking strategy will initially focus on providing attractive products and services to a broad spectrum of retail customers. Traditional products will be enhanced by automated teller machines, computer home banking, telephone banking and automated bill paying services. Bank management believes that by offering these technologically advanced banking products it can attract new deposits without the necessity of expensive brick and mortar branch operations.

     The Bank expects to offer several personal checking account options based upon customer needs. These options are expected to include accounts designed for individuals with varying expectations for the number of checks to be used, the balances to be maintained, and the capability of receiving interest. The Bank intends to structure savings programs in a manner that will increase the yield based upon balances. A corresponding certificate of deposit program generally will offer higher yields based upon the term of the deposit. The terms of certificates of deposit will be 5 years or less. Additionally, the Bank intends to implement a retail relationship pricing strategy to build deposits.

     Bank management believes that generally higher yields on interest bearing deposit products will be obtainable by the customer, either through the length of time of an investment, or by the balances maintained in a particular account. The pricing of the Bank's interest bearing deposits are intended to be aggressive enough to attract deposits while conservative enough to provide an acceptable spread between deposits and loans. Additionally, the Bank from time to time may elect to promote a special rate or term in conjunction with a product in order to attract deposits.

INVESTMENTS

     The principal investment of the Company will be its purchase of all of the common stock of the Bank. Funds retained by the Company from time to time may be invested in various debt instruments, including but not limited to obligations of or guaranteed by the United States, general obligations of a state or political subdivision thereof, bankers' acceptances or certificates of deposit of United States commercial banks, or commercial paper of United States issuers rated in the highest category by a nationally-recognized investment rating service. Although the Company is permitted to make limited portfolio investments in equity securities and to make equity investments in subsidiary corporations engaged in certain non-banking activities which may include real estate-related activities, such as mortgage banking, community development, real estate appraisals, arranging equity financing for commercial real estate, and owning and operating real estate used substantially by the Bank or acquired for its future use, the Company has no present plans to make any such equity investment. The Company's Board of Directors may alter the Company's investment policy without shareholder approval.

     Subject in certain cases to amount limitations measured as a percentage of its capital and surplus, the Bank may invest its funds in a wide variety of debt instruments, including but not limited to obligations of or guaranteed by the United States, general obligations of a state or political subdivision thereof, bankers' acceptances or certificates of deposit of United States commercial banks, or commercial paper of United States issuers rated in the highest category by a nationally-recognized investment rating service, and may participate in the federal funds market with other depository institutions. Subject to certain exceptions, the Bank is prohibited from investing in equity securities. Under one such exception, in certain circumstances and with the prior approval of the FDIC, the Bank could invest up to 10% of its total assets in the equity securities of a subsidiary corporation engaged in certain real estate related activities. The Bank has no present plans to make such an investment. Real estate acquired by the Bank in satisfaction of or foreclosure upon loans may be held by the Bank, subject to a determination by a majority of the Bank's Board of Directors at least annually of the advisability of retaining the property, for a period not exceeding 60 months after the date of acquisition, or such longer period as the Commissioner may approve. The Bank is also permitted to invest an aggregate amount not in excess of two-thirds of the capital and surplus of the Bank in such real estate as is necessary for the convenient transaction of its business. The Bank's Board of Directors may alter the Bank's investment policy without shareholder approval.

MARKET AREA

     The Bank's primary service area will be Muskegon and Northern Ottawa Counties. Its main office will be located in the City of Roosevelt Park, which provides a central location from which to service both areas. Muskegon County has been experiencing an economic upturn in the past ten years and Northern Ottawa County has been growing. Both have a diverse economy, based primarily on manufacturing, retail and service.

     According to available statistical data, in 1997 a significant portion of the manufacturing jobs created in the State of Michigan were created in Muskegon County. Based on such data, in 1997, a substantial majority of the businesses in Muskegon County were considered small businesses employing less than ten people. According to such data, from 1989 to 1996, per capita income of residents of Muskegon County has grown an estimated 37%, and as of July 1998 the unemployment rate for Muskegon County was approximately 4.2%.

     Northern Ottawa County, which includes the City and Township of Grand Haven, the City of Spring Lake, and the Township of Ferrysburg, represents approximately 20% of the population of Ottawa County. According to available statistical data, the per capita income of residents of Northern Ottawa County has grown an estimated 43% from 1989 to 1997, and as of July 1998 the unemployment rate of Northern Ottawa County was approximately 3.7%.

     The Bank's primary service area is a significant banking market in the State of Michigan. According to available statistical data, as of June 30, 1997, deposits in Muskegon County and Northern Ottawa County, including those of banks, thrifts and credit unions, totaled approximately $1.5 billion and $471 million, respectively.

     The Bank's main office will be located in Roosevelt Park, Michigan, and will serve as the Company's corporate headquarters. The Company's address is 1030 Norton Avenue, Roosevelt Park, Michigan 49441. The Company's telephone number is (616) 780-1800.

COMPETITION

     There are many thrift institution, credit union and bank offices located within the Bank's primary market area. Most are branches of larger financial institutions which, in management's view, are managed with a philosophy of strong centralization. The Bank will face competition from thrift institutions, credit unions, and other banks, as well as finance companies, insurance companies, mortgage companies, securities brokerage firms, money market funds and other providers of financial services. Most of the Bank's competitors have been in business a number of years, have established customer bases, are larger and have higher lending limits than the Bank. The Bank expects to compete for loans principally through its ability to communicate effectively with its customers and understand and meet their needs. Management believes that its philosophy of providing quality service will enhance its ability to compete favorably in attracting individuals and small businesses. The

Bank will actively solicit retail customers and intends to compete for deposits by offering customers personal attention, professional service, computerized banking, and competitive interest rates.

BANK PREMISES

     The Company will be constructing a new one-story building in Roosevelt Park, Michigan for use as the Bank's main office and the Company's headquarters. The building will be approximately 11,500 square feet with a two lane drive-up facility, one drive-up ATM and a night depository. There is expected to be free on-site parking of approximately 60 spaces. The Company believes that this office space will be adequate for the foreseeable future.

     The Company is paying approximately $445,000 for the land which is being purchased from three local developers. Investment Properties Associates Inc. ("IPA"), of which Dennis Cherette, one of the Company's Board members, and William Fettis, one of the Bank's organizers, are owners, served as the real estate agent for the Company in locating the land, and has agreed to provide development coordination and construction oversight services in connection with the development of the land and construction of the building. The Company estimates that the cost of constructing the main office and related professional services will be approximately $1.7 million. In addition, the Company expects to spend approximately $850,000 for fixtures, furniture and equipment for the building. These amounts are estimates, and as often happens with construction, may be revised as the construction and furnishing of the main office progresses.

     The Bank plans on utilizing temporary, modular office space on the permanent site until the new premises is completed. This temporary facility will be leased by the Bank until the construction of the Bank's main office is complete. The permanent site is located at 1030 Norton Avenue in the City of Roosevelt Park. This location is one of Muskegon's main retail and business districts placing the Bank within one to three blocks from many of its main competitors. The temporary office space is expected to consist of three attached modular units totaling approximately 3,400 square feet with a drive-up window and ATM. The Bank expects to commence business in the temporary office space in the first quarter of 1999, and to complete and move into its permanent facility at the same site in the second half of 1999.

ACCOUNT PROCESSING SERVICES AGREEMENT


     The Bank has entered into an account processing services agreement with Fiserv Solutions, Inc. ("Fiserv"). Pursuant to this agreement, Fiserv is expected to provide the Bank with information and account processing services and reports. The agreement has an initial term of three years, with optional subsequent one year renewal terms. In the event of early termination of the agreement by the Bank, at its option, or by Fiserv, as a result of any default by the Bank, the Bank is required to pay Fiserv a termination fee and certain other amounts. The termination fee varies depending on the circumstances under which the termination occurs. In the case of termination made at the option of the Bank, the termination fee (subject to some reduction in certain cases) is an amount approximately equal to 80% of the highest monthly amount previously billed to the Bank by Fiserv for each specific service, times the number of months remaining in the then current term of the agreement. In the case of a termination made at the option of Fiserv following a default by the Bank, the termination fee is an amount approximately equal to the present value of all payments remaining to be made by the bank during the then current term of the agreement. All such amounts are required to be paid before Fiserv is obligated to release to the Bank copies of the data that the Bank has provided to Fiserv.


EMPLOYEES

     The Bank is assembling a staff of experienced professionals and expects to have approximately 17 full time employees, including approximately 9 officers and 8 customer service and other support persons, within the first few months of operations.

PLAN OF OPERATION

     The Company's plan of operation for the twelve months following the completion of the offering does not contemplate the need to raise additional funds during that period. Management has concluded, based on current preopening growth projections, that the Bank is likely to have adequate funds to meet its cash requirements for at least the next several years. Management has no specific plans for product research or development which would be performed within the next twelve months. Management plans to expend approximately $2.1 million for the land and building for its main office (including the temporary facility to be used pending completion of the permanent facility), and approximately $850,000 for fixtures, furniture, equipment and other necessary assets. During the first twelve months of operation, the Company does not anticipate requiring substantial additional equipment. No significant changes in the number of employees is anticipated in the first twelve months of operations after the Bank commences its business and completes the hiring of its approximately 17 initial employees.

                                   MANAGEMENT

DIRECTORS AND OFFICERS

     The directors and executive officers of the Company as of the date hereof, and their contemplated positions with the Bank upon completion of the offering, are as follows:

                                              POSITION WITH THE COMPANY
               NAME                   AGE        (AND DIRECTOR CLASS)           POSITION WITH THE BANK
----------------------------------    ---     -------------------------         ----------------------
David C. Bliss....................    61     Director (Class III)            Director
Gary F. Bogner....................    55     Director (Class I)              Director
John C. Carlyle...................    59     Director (Class II)             Director
Robert L. Chandonnet..............    54     Director (Class I)              Director
Dennis L. Cherette................    44     Director (Class II)             Director
Bruce J. Essex....................    49     Director (Class III)            Director
Michael D. Gluhanich..............    52     Director (Class II)             Director
Donald E. Hegedus.................    62     Director (Class II)             Director
John L. Hilt......................    53     Director (Class III)            Director
Jose A. Infante...................    46     Chairman of the Board,          Chairman of the Board,
                                             President, Chief Executive      President, Chief Executive
                                             Officer and Director (Class     Officer and Director
                                             I)
Joy R. Nelson.....................    60     Director (Class I)              Director
Ralph R. Berggren, Jr.............    46     Senior Vice President and       Senior Vice President,
                                             Secretary                       Secretary and Senior Lender
Heather D. Brolick................    38     Senior Vice President           Senior Vice President,
                                                                             Retail Lending and
                                                                             Operations Manager
Robert J. Jacobs..................    50     Senior Vice President           Senior Vice President,
                                                                             Retail Banking

     Under federal law and regulations and subject to certain exceptions, the addition or replacement of any director, or the employment, dismissal or reassignment of a senior executive officer of the Company or the Bank, either prior to the opening of the Bank or at any time that the Company or the Bank is not in compliance with applicable minimum capital requirements, is otherwise in a troubled condition, or when the FDIC has determined that such prior notice is appropriate, is subject to prior notice to and disapproval by the FDIC.

     The Company's Articles of Incorporation provide that the number of directors, as determined from time to time by the Board of Directors, shall be no less than six and no more than fifteen. The Board of Directors has presently fixed the number of directors at eleven. The Articles of Incorporation further provide that the directors shall be divided into three classes, Class I, Class II, and Class III, with each class serving a staggered three-year term and with the number of directors in each class being as nearly equal as possible. The initial terms of the Class I, Class II, and Class III directors has been established at one year, two years, and three years, respectively. The subsequent terms of each class of director will be three years.

     It is anticipated that the entire Board of Directors of the Bank will be elected annually by its shareholder, the Company.

     Officers of the Company and the Bank will be elected annually by their respective Boards of Directors and perform such duties as are prescribed in the bylaws or by the Board of Directors.

     There are no family relationships among any of the Company's directors, officers or key personnel.

EXPERIENCE OF DIRECTORS AND OFFICERS

     The experience and backgrounds of the directors and executive officers, and their proposed positions with the Company and the Bank, are summarized below.

     DAVID C. BLISS (Director) is Chairman and Chief Executive Officer of Quality Stores, Inc. ("Quality Stores"), located in Muskegon, Michigan. Quality Stores operates over 100 retail farm and do-it-yourself stores located in Michigan, Ohio, New York, Pennsylvania, West Virginia, Virginia and Indiana under the names of Quality Farm and Fleet and County Post, and has annual sales in excess of $450 million. Mr. Bliss has been the Chief Executive Officer of Quality Stores since 1994, and Chairman of Quality Stores since 1996. Mr. Bliss served on the Board and Executive Committee of FMB-Lumberman from May, 1995 to October, 1997 when he moved to the Huntington Bank Advisory Board after the merger of FMB-Lumberman and Huntington Bank. Mr. Bliss serves as the Vice Chair of Community Foundation of Muskegon County, and as a member of the Boards of Directors of Muskegon Economic Growth Alliance, OHIO FAA Sponsor Board, and International Mass Retailers Association. Mr. Bliss previously served as a member of the Boards of Directors of United Way of Muskegon County, the local YFCA, and Muskegon Community Health Project.

     GARY F. BOGNER (Director) is a lifelong resident of Muskegon County. Mr. Bogner became a pilot for Northwest Airlines in the late 1960s. While a pilot he began investing in real estate in Muskegon County. He obtained his Michigan Real Estate Broker license in 1971 and his contractors license in 1975. Mr. Bogner continued to invest in commercial real estate throughout the 1980s and 1990s. He owns several commercial and residential real estate developments primarily in Muskegon County. His largest real estate holdings consist of two mobile home parks, Park Meadows and Timberline Estates. Additionally, he is a partner in two growing companies, Send Delivery Inc. and Send Resources Inc., that deliver small parcels within the Muskegon, Grand Rapids and Holland triangle. Mr. Bogner resides in North Muskegon and is a member of the Airline Pilots Association and Vice President of the Safari Club International.

     JOHN C. CARLYLE (Director) is a partner in the law firm of Varnum, Riddering, Schmidt and Howlett LLP. He joined the law firm in 1990 and his office is located in Grand Haven, Michigan. Mr. Carlyle is also a certified public accountant. He currently serves as Chairman of the Board of the North Ottawa Community Hospital and as a member of the Board of Directors of the Grand Rapids Symphony and the Hospice of North Ottawa Community Endowment Fund. From 1978 to 1996, Mr. Carlyle served as a member of the Board of Directors of Old Kent Bank of Grand Haven. He resides in Spring Lake, Michigan.

     ROBERT L. CHANDONNET (Director) is the owner of The Nugent Sand Company, Inc. ("Nugent Sand"), which provides foundry sand to several foundries in the Great Lakes Region. Mr. Chandonnet has worked in the foundry industry since 1966. He began working at Nugent Sand as Sales Manager in 1980, and progressed to President of the Company in 1989. Mr. Chandonnet purchased Nugent Sand from the prior owners in 1980. He is a member of the National Industrial Sand Association, American Foundrymans Society, Muskegon Country Club, Muskegon County Catholic Education Foundation, and DJ Campbell Scholarship Fund.

     DENNIS L. CHERETTE (Director) is an owner and the President of IPA, IPA Construction Inc. and IPA Management. Mr. Cherette formed IPA in 1985 and has over 22 years experience in real estate development. Over the years Mr. Cherette has served as a corporate consultant for both national and regional firms and has had real estate consulting assignments in 22 major markets. Mr. Cherette holds a Certified Commercial Investment Member designation. He presently serves as President of the Tri Cities Soccer Association, Secretary of the Board of Directors of Mercy General Health Partners and Mercy General Osteopathic Foundation, and as Secretary of the Joint Operating Authority and member of the Finance Committee of Mercy General Health Partners. Mr. Cherette is also on the National Board of Directors of First Priority of America, a youth ministry. He has previously served as President of Hospice of North Ottawa Community. His previous Board positions include the Advisory Board of Grand Bank (located in Grand Rapids, Michigan), West Michigan Wellness Center, CBD 2000 Board of Economics Development, and Salvation Army of Grand Haven.

     BRUCE J. ESSEX (Director) owns and operates a group of companies including Port City Die Cast, Port City Metal Products, Muskegon Castings Corp. and Mirror Image Tool (known as the Port City Group).

Mr. Essex has over 25 years experience in the die casting industry and has owned the Port City Group since 1982. Mr. Essex is a longtime resident of Muskegon County. Mr. Essex is a member of the Muskegon Economic Growth Alliance and YFCA Partner with Youth Campaign.

     MICHAEL D. GLUHANICH (Director) is President of Geerpres, Inc. ("Geerpres"). Geerpres is a leading manufacturer of janitorial supply equipment. Mr. Gluhanich has owned Geerpres since 1992 and has over 25 years of progressive staff and line experience in accounting, finance and operations, starting at Dresser Industries, a Fortune 100 company and later at Shaw Walker, a large privately held company located in Muskegon. Mr. Gluhanich serves on the Boards of Directors of the Muskegon Economic Growth Alliance, Mercy Development Council and The Child & Family Services of Muskegon, and as Chair of Norton Shores EDC and Brownfield Authority.

     DONALD E. HEGEDUS (Director) started his career in the construction industry over 40 years ago. In 1970, Mr. Hegedus started Tridonn Construction Company, which he sold to his employees in 1994. The company continues to operate under its present ownership. In 1985, Mr. Hegedus started Tridonn Development Company ("TDC"), which he continues to own today. TDC has owned and operated businesses engaged in real estate development, lodging, commercial real estate and restaurants. Mr. Hegedus is also part owner of LHR Properties and Edgewater LLC, located in Muskegon County. Mr. Hegedus is a member of the Muskegon Economic Growth Alliance. Additionally, he is a past board member of the American Builders and Construction Association.

     JOHN L. HILT (Director) is Chairman Emeritus and son of the founder of Quality Stores. Mr. Hilt worked for Quality Stores for 31 years, and held various positions including President, Chairman and Chairman Emeritus. Mr. Hilt was a director of National Lumberman's Bank from 1975 to 1979. In 1979 National Lumberman's Bank merged with First Michigan Bank Corporation. He remained as a director for FMB-Lumberman's Bank until 1995. He served in various capacities on the Board including member of the Executive Loan Committee. Mr. Hilt has been involved with several community organizations such as Muskegon County Community Foundation-Trustee, Western Michigan Cherry County Playhouse-Chairman, and Great Lakes Aquarium.

     JOSE A. INFANTE (Chairman of the Board, President and Chief Executive Officer) has been in banking since 1970. Mr. Infante has experience in both retail and commercial aspects of banking, and 27 of his 28 years of financial services experience are in the West Michigan area. He started his West Michigan banking career with Old Kent in 1971, where he held various positions in the areas of retail banking, branch administration, credit administration and commercial lending. In 1986, Mr. Infante left Old Kent to become Vice President of branch administration for FMB-Lumberman in Muskegon. While at FMB Lumberman, he was promoted to Senior Vice President of Retail Banking in 1991, then to Executive Vice President in 1992, and from 1994 to 1997 held the position of President and CEO. FMB-Lumberman had total assets of approximately $425 million in Mr. Infante's final year as President and CEO. After Huntington Bank acquired FMB-Lumberman in October of 1997, Mr. Infante became District City Executive for Huntington Bank in Muskegon and Northern Ottawa Counties, the markets of Oceana County, Newaygo County and the cities of Reed City and Big Rapids in Mecosta County, with other City Executives in these markets reporting to him. He held this position until his resignation in June of 1998 to form the Bank. Mr. Infante is a Board Member, Secretary/Treasurer, Finance Committee Chair and Executive Committee Member of Mercy General Health Partners; Board Member of the Muskegon Economic Growth Alliance; Cabinet Member of the United Way of Muskegon, and a member of The State of Michigan Governor's Workforce Committee. Previously he served on the Boards of Muskegon United Way, West Shore Symphony Organization, Greater Muskegon Urban League, Churchill Porter Athletic Association, YFCA, and Muskegon & Grand Rapids Jaycees. He also was a weekly TV commentator on WZZM/ABC "Your Money".

     JOY R. NELSON (Director) retired from Huntington Bank in 1998 with 40 years experience in the Muskegon market area. She began her career in 1958 with National Lumberman's Bank, later known as FMB-Lumberman. During her tenure with FMB-Lumberman, she held various positions including Retail Branch Manager, Vice President of Branch Administration, Trust Department Head and Vice President in charge of Private Banking. She was a member of FMB-Lumberman's Senior Management Team from 1983 to 1998. Mrs. Nelson is the Chairperson of the Boards of Baker College of Muskegon and the Workforce Development Board of Muskegon County. She has held previously held positions with numerous civic organizations including Chairperson of Muskegon/Oceana Red Cross, Co-Chair of the United Way Campaign of Muskegon, Vice Chairman of the Board of Mercy Hospital, Executive Committee and member of the Board of Hospice of Muskegon, Committee Member of Muskegon County Heart Walk, and member of the Nominating Committee of Pine & Dunes Girl Scouts.

     RALPH R. BERGGREN (Senior Vice President and Secretary of the Company and Senior Vice President, Secretary and Senior Lender of the Bank) has over 23 years of commercial banking experience in the West Michigan area. Mr. Berggren started his banking career in 1975 with Hackley Bank and Trust in Muskegon ("Hackley Bank"), primarily in commercial lending. Hackley Bank was acquired by Comerica Bank in 1977. In 1984, Mr. Berggren left Comerica Bank and joined FMB-Lumberman (which was acquired by Huntington Bank in 1997) as an Assistant Vice President in the Commercial Loan Department. In 1992, Mr. Berggren was promoted to Commercial Loan Department Manager, and then later to Senior Lender, a position he held until joining the Company in June of 1998. Mr. Berggren is active in the Muskegon community, serving as President of Muskegon Civic Theatre, a member of Ambucs and a member of the Finance Committee of the local YFCA.

     HEATHER D. BROLICK (Senior Vice President of the Company and Senior Vice President, Retail Lending and Operations Manager of the Bank) has over 17 years of commercial banking experience. Ms. Brolick began her career in 1981 with United California Bank, later known as FICal. In her nine years at FICal, Ms. Brolick held various positions in retail branch operations, consumer lending and compliance. In 1990 she joined FMB-Lumberman, where she served as Retail Branch Manger from 1990 to 1994, and Vice President/Regional Branch Administrator from 1994 to 1996, and Mortgage/Consumer Loan Department Head from 1996 to 1997. From 1997 until joining the Company in September of 1998, she was a Vice President and regional Branch Manager for the Huntington Mortgage Company with all Mortgage responsibilities from Grand Haven to the Upper Peninsula. Ms. Brolick is a board member of the West Shore Symphony Orchestra and is an Ambassador for the Tri-Cities Chamber of Commerce.

     ROBERT J. JACOBS (Senior Vice President of the Company and Senior Vice President, Retail Banking of the Bank) has over 24 years of financial services experience. Mr. Jacobs' career, which began at Old Kent in 1974, included positions in branch management, sales management, marketing and private banking. In 1991, Mr. Jacobs became Senior Vice President with Founders Trust of Grand Rapids, Michigan. In 1992, he joined FMB-Lumberman as Branch Administrator, and in 1994 was promoted to Senior Vice President of Retail Banking. After Huntington Bank's acquisition of FMB-Lumberman in 1997, Mr. Jacobs became a Vice President of Huntington Bank, responsible for Cash Management Sales in the West Michigan area. Mr. Jacobs served Huntington Bank in this position until he joined the Company in July of 1998. Mr. Jacobs is a board member of the Muskegon United Way and Muskegon's Summer Celebration. He has been active in the YFCA, American Heart Association, West Michigan Better Business Bureau, Jaycees and Rotary.

DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

     In the first year of operation, no compensation is expected to be paid to any directors of the Company or the Bank for their services in such capacities. Depending on the structure and operations of the Company, the operations of the Bank and other factors, the Company's and the Bank's Boards of Directors may thereafter determine that reasonable fees or compensation are appropriate. In that event, it is likely that directors of the Company and the Bank would receive compensation, such as meeting fees, which would be consistent with the compensation paid to directors of financial institution holding companies and banks of similar size.

     The base annual compensation for Mr. Infante, the Company's and the Bank's Chairman, President and Chief Executive Officer, for the first year of operations is expected to be $150,000. He will be eligible for incentive compensation for the first year of operations at the discretion of the Board of Directors. His compensation in subsequent years will be determined by the Company's and the Bank's Boards of Directors. In making their determinations, it is expected that the Boards of Directors will receive recommendations from their Compensation Committees, which will be comprised of outside directors. Mr. Infante and the other officers of the Bank may participate in the Company's 1998 Employee Stock Option Plan. Officers of the Bank may also participate in any benefit plans adopted for Bank employees. The Bank expects to adopt a 401(k) plan for its employees. Neither the Company nor the Bank has an employment agreement with any officer.

1998 EMPLOYEE STOCK OPTION PLAN

     The Board of Directors has adopted, and the sole shareholder of the Company has approved, a 1998 Employee Stock Option Plan (the "Plan"). The Plan's adoption is intended to enable the key employees of the Company or any subsidiary to participate in any growth and profitability of the Company and encourage their continuation as employees of the Company or a subsidiary to the benefit of the Company and its shareholders. Pursuant to the Plan, stock options may be granted which qualify under the Internal Revenue Code as incentive stock options or as stock options that do not qualify as incentive stock options. The Board is of the judgment that the interests of the Company and its shareholders will be advanced by implementation of this Plan. The following is a summary of the principal provisions of the Plan.

     ADMINISTRATION. The Plan will be administered by the Board of Directors of the Company. The Board of Directors will make determinations with respect to the officers and other key employees who will participate in the Plan and the extent of their participation, including the type of option. In making such determinations, the Board of Directors may consider the position and responsibilities of the employee, the nature and value of his or her services and accomplishments, the present and potential contribution of the employee to the success of the Company, and such other factors as the Board of Directors may deem relevant.

     SHARES. The total number of shares of Common Stock which may be issued under the Plan will not exceed 150,000 shares (subject to adjustment for certain events as described below). The shares will be authorized but unissued shares (including shares reacquired by the Company).

     OPTION AGREEMENT. Each option granted under the Plan will be evidenced by an agreement in such form as the Board of Directors shall from time to time approve, which agreement must comply with and be subject to certain conditions set forth in the Plan. Options granted under the Plan may be incentive stock options or non-qualified options, as determined from time to time by the Board of Directors for each optionee.

     OPTION PRICE. The option price will not be less than the fair market value of the shares of Common Stock at the time the option is granted except in the case of an incentive stock option granted to a 10% shareholder where the option price will be equal to 110% of fair market value. For purposes of the Plan, fair market value per share means the average of the published closing bid and asked prices of the Common Stock on the OTC Bulletin Board (the "Bulletin Board"), or if the Common Stock has become listed on The Nasdaq Stock Market ("Nasdaq"), then on Nasdaq instead; or if the Common Stock is not quoted on either the Bulletin Board or Nasdaq, a value determined by any fair and reasonable means prescribed by the Board of Directors. The option price shall be paid in cash or through the delivery of previously owned shares of the Company's Common Stock, or by a combination of cash and Common Stock. For purposes of the grant of options under the Plan, and not for any other purpose, the Board of Directors has determined that $10 per share should be used as the market price for the Common Stock prior to the completion of the offering.

     DURATION OF OPTIONS. The duration of each option will be determined by the Board of Directors, except that (1) the maximum duration may not exceed ten years from the date of grant, and (2) for incentive stock options granted to persons who own 10% or more of the Company's stock, the duration of such options may not exceed five years from the date of grant. The Board of Directors will determine at the time of grant over what period the option will become fully exercisable, however, no option will become exercisable on a schedule that permits it to be exercised at a faster rate than 25% of the stock covered by the option at the time of grant, and an additional 25% of the stock covered by the option as of the end of each of the first, second, and third years after the option was granted. Under the Plan, in the event that the Bank's capital falls below the minimum requirements, optionees may be required to exercise or forfeit their options to the extent that they are then exercisable.

     Except as hereinafter provided, an option may be exercised by an optionee only while such optionee is in the employ of the Company or a subsidiary. In the event that the employment of an optionee to whom an option has been granted under the Plan terminates (except as set forth below) such option may be exercised, to the extent that the option was exercisable on the date of termination of employment, only until the earlier of three months after such termination or the original expiration date of the option; provided, however, that if termination of employment results from death or total and permanent disability, such three month period will be extended to twelve months.

     ADJUSTMENTS. The Board of Directors may make appropriate adjustments in the number of shares of Common Stock for which options may be granted or which may be issued under the Plan and the price per share of each option if there is any change in the Common Stock as a result of a stock dividend, stock split, recapitalization or otherwise.

     CHANGE IN CONTROL. In the case of a change in control (as defined in the Plan) of the Company, each option then outstanding shall become exercisable in full immediately prior to the change in control.

     TERMINATION OF PLAN AND AMENDMENTS. An option may not be granted pursuant to the Plan after September 1, 2003. The Board of Directors may from time to time amend or terminate the Plan, subject to shareholder approval to the extent necessary to satisfy the requirements of Rule 16b-3 under the Exchange Act, or any successor rule. No amendment or termination of the Plan will adversely affect any option then outstanding under the Plan without the approval of the optionee.

     FEDERAL INCOME TAX CONSEQUENCES. The grant of a non-qualified option or incentive stock option has no federal tax consequences for the optionee or the Company. Upon the exercise of a non-qualified option, the optionee is deemed to realize taxable income to the extent that the fair market value of the shares of Common Stock exceeds the option price. The Company is entitled to a tax deduction for such amounts at the date of exercise. If any stock received upon the exercise of a non-qualified option is later sold, any excess of the sale price over the fair market value of the stock at the date of exercise is taxable to the optionee.

     No taxable income results to the optionee upon the exercise of an incentive stock option if the incentive stock option is exercised during the period of the optionee's employment or within three months thereafter, except in the case of disability or death. However, the amount by which the fair market value of the stock acquired pursuant to an incentive stock option exceeds the option price is a tax preference item which may result in the imposition on the optionee of an alternative minimum tax. If no disposition of the shares is made within two years from the date the incentive stock option was granted and one year from the date of exercise, any profit realized upon disposition of the shares may be treated as a long-term capital gain by the optionee. The Company will not be entitled to a tax deduction upon such exercise of an incentive stock option, nor upon a subsequent disposition of the shares unless such disposition occurs prior to the expiration of the holding periods.

     Under the terms of the Plan the aggregate market value (determined at the time the option is granted) of the stock with respect to which incentive stock options are exercisable for the first time in any year by any optionee may not exceed $100,000.


     As of December 10, 1998, the Company had outstanding four options to purchase an aggregate of 94,000 shares of its Common Stock at an exercise price of $10.00 per share pursuant to the Plan.


                           RELATED PARTY TRANSACTIONS

LOANS FROM ORGANIZERS


     Over the past several months, organizers of the Bank have loaned approximately $1,138,000 in aggregate amount to the Company to cover organizational and other preopening expenses of the Bank and the Company. Interest is payable on the loans at the rate of 5% per annum. All of these loans will be repaid by the Company from the net proceeds of the offering. Each of the organizers who has loaned money to the Company is a member of the Company's Board of Directors.

DEVELOPMENT COORDINATION AND PROJECT OVERSIGHT ARRANGEMENTS FOR BANK'S MAIN
OFFICE

     The Company has retained IPA to provide development coordinator and construction oversight services to the Company in connection with the Company's acquisition of the property for and building of the Bank's main office at 1030 Norton Avenue in Roosevelt Park. These services are described in the Development Coordination and Construction Oversight Agreement dated September 15, 1998 (the "Oversight Agreement"). The two owners of IPA are Dennis Cherette, a member of the Board of Directors of the Company and the Bank, and William Fettis, one of the organizers of the Bank. Pursuant to the Oversight Agreement, IPA has agreed to provide development coordination and construction oversight services for compensation in the amount of $95,000. The arrangements between the Company and IPA were approved by the Board of the Directors of the Company, including all disinterested members of the Board present at the meeting. Prior to granting such approval, the Board reviewed a bid from an independent third party for providing substantially the same services (which was higher), and received advice from an experienced certified appraiser that the amount being charged by IPA is at the lower end of the range of customary charges for such services. In the course of such determination, the Board and its independent members had access to counsel at the Company's expense. IPA assisted the Company in finding and evaluating other potential sites and potential terms when the Company was considering leasing a main office for the Bank and received $8,000 from the Company for such services. In connection with the Company's purchase of the land for its main office, IPA received a real estate brokerage commission of $22,250 from the seller. This commission was customary in amount for commercial real estate transactions in the Muskegon area.

BANKING TRANSACTIONS

     It is anticipated that the directors and officers of the Company and the Bank and the companies with which they are associated will have banking and other transactions with the Company and the Bank in the ordinary course of business. Any loans and commitments to lend to such affiliated persons or entities included in such transactions will be made in accordance with all applicable laws and regulations and on substantially the same terms (including interest rates and collateral) as, and following credit underwriting procedures not less stringent than, those prevailing at the time for comparable transactions with unaffiliated parties of similar creditworthiness, and will not involve more than normal risk of repayment or present other unfavorable features to the Company and the Bank. Transactions between the Company or the Bank, and any officer, director, principal shareholder, or other affiliate of the Company or the Bank will be on terms no less favorable to the Company or the Bank than could be obtained on an arms-length basis from unaffiliated independent third parties, and will be approved by a majority of the Company's or the Bank's independent directors who do not have an interest in the transaction and who have had access, at the Company's or the Bank's expense, to the Company's legal counsel or independent legal counsel.

INDEMNIFICATION

     The Articles of Incorporation and bylaws of the Company provide for the indemnification of directors and officers of the Company, including reasonable legal fees, incurred by such directors and officers while acting for or on behalf of the Company as a director or officer, subject to certain limitations. See "Description of Capital Stock Indemnification of Directors and Officers." The scope of such indemnification otherwise permitted by Michigan law may be limited in certain circumstances by federal law and regulations. The Company may purchase directors' and officers' liability insurance for directors and officers of the Company and the Bank.

                             PRINCIPAL SHAREHOLDERS


     The Company has to date issued only one share of Common Stock. The following table sets forth certain information with respect to the anticipated beneficial ownership of the Company's Common Stock after the sale of shares offered hereby, by (i) each person expected by the Company to beneficially own more than 5% of the outstanding Common Stock; (ii) each of the current directors and executive officers of the Company; and (iii) all such directors and executive officers of the Company as a group. Pursuant to the Underwriting Agreement between the Company and the Underwriters (the "Underwriting Agreement"), the Company will direct the Underwriters to offer to sell the number of shares listed below to the directors (each being an organizer of the Bank) and executive officers listed below, and 15,000 shares to each of Chad D. Bush and William J. Fettis, also organizers of the Bank. All share numbers are provided based upon such directions from the Company and non-binding expressions of interest supplied by the persons listed below, and Messrs. Bush and Fettis. Depending upon their individual circumstances at the time, each of such persons may purchase a greater or fewer number of shares than indicated, and in fact may purchase no shares.



                                                                 NUMBER OF SHARES       PERCENTAGE OF
                                                                BENEFICIALLY OWNED    OUTSTANDING SHARES
                      NAME AND ADDRESS                          AFTER OFFERING(1)     AFTER OFFERING(2)
                      ----------------                          ------------------    ------------------
David C. Bliss..............................................           20,000                 1.8%
501 Ruddiman Drive
North Muskegon, MI 49445
Gary F. Bogner..............................................           27,500                 2.5%
1301 Central Avenue
North Muskegon, MI 49445
John C. Carlyle.............................................           25,000                 2.3%
15735 Littlefield Lane
Spring Lake, MI 49456
Robert L. Chandonnet........................................           25,000                 2.3%
1589 Brookwood Drive
Muskegon, MI 49441
Dennis L. Cherette..........................................           15,000                 1.4%
12357 168th Avenue
Grand Haven, MI 49417
Bruce J. Essex..............................................           75,000                 6.8%
715 W. Crystal Lake Road
Twin Lake, MI 49457
Michael D. Gluhanich........................................           25,600                 2.3%
4440 Birchwood Court
Muskegon, MI 49441
Donald E. Hegedus...........................................           25,700                 2.3%
1629 Ruddiman Avenue
North Muskegon, MI 49445
John L. Hilt................................................           40,000                 3.6%
2899 Scenic Drive
North Muskegon, MI 49445
Jose A. Infante.............................................           20,300(3)              1.8%
1838 Ruddiman Drive
North Muskegon, Michigan 49445
Joy R. Nelson...............................................            2,500                   *%
785 Plymouth
North Muskegon, MI 49445
Ralph R. Berggren, Jr. .....................................           10,000(4)                *%
1838 Ruddiman Drive
North Muskegon, Michigan 49445

                                                                 NUMBER OF SHARES       PERCENTAGE OF
                                                                BENEFICIALLY OWNED    OUTSTANDING SHARES
                      NAME AND ADDRESS                          AFTER OFFERING(1)     AFTER OFFERING(2)
                      ----------------                          ------------------    ------------------
Heather D. Brolick..........................................            7,000(4)                *%
1838 Ruddiman Drive
North Muskegon, Michigan 49445
Robert J. Jacobs............................................           10,600(4)                *%
1838 Ruddiman Drive
North Muskegon, Michigan 49445
Directors and executive officers of the Company as a group
  (14 persons)(6)...........................................          329,200(5)             29.3%


-------------------------
  * less than 1%

(1) Some or all of the Common Stock listed may be held jointly with, or for the benefit of, spouses, children and grandchildren of, or various trusts established by, the person indicated.


(2) The percentages shown are based on the 1,100,000 shares offered hereby plus the number of shares that the named person or group has the right to acquire within 60 days of December 10, 1998; and in each case assumes no exercise of the Underwriters' over-allotment option.



(3) Includes 10,000 shares that such person has the right to acquire within 60 days of December 10, 1998 pursuant to the Company's 1998 Employee Stock Option Plan. Such person also holds an option under such plan to purchase an additional 30,000 shares.



(4) Includes 4,500 shares that such person has the right to acquire within 60 days of December 10, 1998 pursuant to the Company's 1998 Employee Stock Option Plan. Such person also holds an option under such plan to purchase an additional 13,500 shares.



(5) Includes 23,500 shares that such persons have the right to acquire within 60 days of December 10, 1998, which are referred to in notes (3) and (4) above.



(6) Does not include 15,000 shares (2.7% of the outstanding shares after the offering) that each of Chad D. Bush and William J. Fettis, two of the Bank's organizers, have expressed an interest in purchasing. These 30,000 shares, together with the 305,700 shares shown in the table (calculated without taking into account shares referred to in footnotes 3, and 4 above), comprise the 335,700 shares that the organizers and executive officers of the Bank have expressed an interest in acquiring in the offering.

                           SUPERVISION AND REGULATION

GENERAL

     Financial institutions and their holding companies are extensively regulated under federal and state law and regulations. Such provisions applicable to banks and their holding companies regulate, among other things, the scope of business, investments, reserves against deposits, capital levels relative to operations, lending activities and practices, nature and amount of collateral for loans, establishment of branches, mergers, consolidations and dividends. The system of supervision and regulation applicable to the Company and the Bank establishes a comprehensive framework for their respective operations and is intended primarily for the protection of the FDIC's deposit insurance funds, the depositors of the Bank, and the public, rather than shareholders of the Bank or the Company. Any change in government regulation may have a material effect on the business of the Company and the Bank.

     There has been significant legislative and regulatory change relating to the financial services industry in recent years. Non-bank financial institutions, such as securities brokerage firms, insurance companies and money market funds, have been permitted to engage in activities that directly compete with traditional bank business. The services that banks are permitted to provide and the types of accounts banks may offer to depositors have been expanded. Geographic constraints on the operations of financial institutions and their holding companies have been relaxed.

THE COMPANY


     General. The Company will be a registered bank holding company, subject to supervision and examination by the Federal Reserve. The Company is required to make periodic reports to the Federal Reserve and to furnish such other information as the Federal Reserve may require under the BHCA.


     Federal Reserve policy requires a bank holding company such as the Company to serve as a source of financial and managerial strength to its banking subsidiaries. Under this policy, among other things, a bank holding company must use available resources to provide adequate capital funds to a troubled banking subsidiary, even if it is not otherwise obligated to do so. In addition, in certain circumstances a Michigan state bank having impaired capital may be required by the Commissioner of the FIB either to restore the bank's capital by a special assessment upon its shareholders, or to initiate the liquidation of the bank.

     Investments and Activities. In general, the BHCA requires a bank holding company to obtain prior approval of the Federal Reserve before it may merge with or consolidate into another bank holding company, acquire substantially all the assets of any bank or bank holding company, or acquire ownership or control of any voting shares of any bank or bank holding company, if after such acquisition, it would own or control, directly or indirectly, more than 5% of the voting shares of such bank holding company or bank. In acting on such applications, the Federal Reserve considers statutory factors, including the financial and managerial condition of the parties, their record of performance under the Community Reinvestment Act, and the impact upon competition in relevant geographic and product markets.

     The BHCA also prohibits a bank holding company, with certain exceptions, from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company that is not a bank, and from engaging in any business other than that of banking, managing and controlling banks or furnishing services to banks and their subsidiaries. Upon notice to the Federal Reserve, bank holding companies may engage in, and may own shares of companies engaged in, certain businesses found by the Federal Reserve to be so closely related to banking or the management or control of banks as to be a proper incident thereto. Under current Federal Reserve regulations, among other things, a holding company and its non-bank subsidiaries are permitted to engage in financial and investment advisory, sales and consumer finance, equipment leasing, data processing, discount securities brokerage, mortgage banking and brokerage, and other activities. These activities are subject to certain limitations imposed by the regulations.

     Capital Requirements. The Federal Reserve's capital guidelines establish the following minimum regulatory capital requirements for bank holding companies: (i) a leverage capital requirement expressed as a percentage of total assets, (ii) a qualifying capital requirement expressed as a percentage of risk-weighted assets, (iii) a Tier 1 leverage requirement expressed as a percentage of total assets, and (iv) for bank holding companies having defined trading activities equal to 10% or more of total assets (or $1 billion, whichever is less), a risk-based capital ratio adjusted for market risk. The leverage capital requirement consists of a minimum ratio of total capital to total assets of 6%, with an expressed expectation that banking organizations generally should operate above such minimum level. The qualifying capital requirement consists of a minimum ratio of total qualifying capital to total risk-weighted assets of 8%, of which at least one-half must be Tier 1 capital (which consists principally of shareholders' equity). The Tier 1 leverage requirement consists of a minimum ratio of Tier 1 capital to total assets of 3% for the most highly rated companies and those companies subject to the market risk requirement, with a minimum requirement of 4% for all others. The Company is not currently subject to the capital ratio requirement relative to market risk.

     Each of the capital guidelines currently used by the Federal Reserve is a minimum requirement, and higher capital levels will be required if warranted by the particular circumstances or risk profiles of individual banking organizations. Further, any banking organization (such as the Company) experiencing or anticipating significant growth would be expected to maintain capital ratios, including tangible capital positions (i.e., Tier 1 capital less all intangible assets), well above the minimum levels. The Federal Reserve's regulations provide that the capital guidelines will generally be applied on a bank-only (rather than a consolidated) basis in the case of a bank holding company (such as the Company) with less than $150 million in total consolidated assets.

THE BANK


     General. The Bank will be a Michigan chartered bank, subject to supervision and examination by the FIB. Deposit accounts with the Bank are insured by the FDIC pursuant to the Federal Deposit Insurance Act ("FDIA") and regulations issued thereunder by the FDIC. Federal Reserve and FDIC regulations affect many activities of the Bank, including the permissible types and amounts of loans, investments, capital adequacy, branching, interest payable on deposits, required reserves, and the safety and soundness of the Bank's practices. The regulations are intended primarily for the protection of the Bank's depositors and customers, and not the shareholders of the Bank or the Company. The Bank is regulated and examined by the FDIC, and is not a member of the Federal Reserve System.


     The Bank is subject to certain restrictions imposed by the Federal Reserve Act on any extensions of credit to the Company or its subsidiaries, on investments in the stock or other securities of the Company or its subsidiaries, and the acceptance of the stock or other securities of the Company or its subsidiaries as collateral for loans to any person. Federal law places restrictions on the amount and nature of loans to executive officers, directors and principal shareholders of banks insured by the FDIC and holding companies controlling such banks, and related interests of any of them.

     Capital Requirements. The FDIC's capital guidelines for state chartered, FDIC insured non-member banks (such as the Bank) include (a) a leverage measure, consisting of a minimum ratio of Tier 1 capital to total assets of 3% for the most highly-rated banks and a minimum requirement of 4% to 5% for all others, and (b) a risk-based capital measure consisting of a minimum ratio of qualifying total capital to risk-weighted assets of 8%, at least one-half of which must be Tier 1 capital. Tier 1 capital consists principally of shareholders' equity. In addition, the FDIC has adopted requirements for each such bank having defined trading activities as shown on its most recent Consolidated Report of Condition and Income ("Call Report") in an amount equal to 10% or more of its total assets (or $1 billion, whichever is less) (i) to measure its market risk using an internal value-at-risk model conforming to the FDIC's capital guidelines, and
(ii) to maintain a commensurate amount of additional capital to reflect such risk. The FDIC's capital guidelines establish minimum requirements. Higher capital levels will be required if warranted by the particular circumstances or risk profiles of individual institutions.

     In addition to the foregoing, under the terms of the FDIC Order granting the Bank deposit insurance coverage, the Bank is required to maintain a ratio of Tier 1 capital to total assets of not less than 8% through the end of its third year of operation.

     Prompt Corrective Action. Among other things, the FDIA requires the federal depository institution regulators to take prompt corrective action in respect of depository institutions that do not meet minimum capital requirements. The scope and degree of regulatory intervention is linked to the capital category in which a depository institution falls. The FDIA and the implementing regulations of the Federal depository institution regulators establish five capital categories, ranging from "well capitalized" to "critically undercapitalized", based upon an institution's qualifying capital to risk-based assets, Tier 1 capital to risk-based assets, and Tier 1 capital to total assets ratios. Each depository institution is periodically assigned to a capital category, generally on the basis of its most recent Call Report.

     Depending upon the capital category in which an institution falls, the regulators' corrective powers include: requiring the submission of a capital restoration plan; placing limits on asset growth and restrictions on activities; requiring the institution to issue additional capital stock (including additional voting stock) or to be acquired; restricting transactions with affiliates; restricting the interest rate the institution may pay on deposits; ordering a new election of directors of the institution; requiring that senior executive officers or directors be dismissed; prohibiting the institution from accepting deposits from correspondent banks; requiring the institution to divest certain subsidiaries; prohibiting the payment of principal or interest on subordinated debt; and ultimately, appointing a receiver for the institution.

DIVIDENDS

     The Company is a corporation separate and distinct from the Bank. The ability of the Company to obtain funds for the payment of dividends and for other cash requirements will be dependent on the amount of dividends that may be declared by its subsidiary, the Bank. The Bank is subject to limitations on the dividends it may pay to the Company.

     As a banking corporation organized under Michigan law, the Bank will be restricted as to the maximum amount of dividends it may pay on its common stock. The Bank may not pay dividends except out of net profits after deducting its losses and bad debts. The Bank may not declare or pay a dividend unless it will have a surplus amounting to at least 20% of its capital after the payment of the dividend. If the Bank has a surplus less than the amount of its capital it may not declare or pay any dividend until an amount equal to at least 10% of net profits for the preceding half year (in the case of quarterly or semiannual dividends) or full year (in the case of annual dividends) has been transferred to surplus. The Bank may, with the approval of the Commissioner of the FIB, by vote of shareholders owning two-thirds of the stock eligible to vote, increase its capital stock by a declaration of a stock dividend, provided that after the increase its surplus equals at least 20% of its capital stock, as increased. The Bank may not declare or pay any dividend on its common stock until the cumulative dividends on preferred stock (should any such stock be issued and outstanding) have been paid in full. The Bank has no present plans to issue preferred stock.

     The FDIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. The FDIC may prevent an insured bank from paying dividends if the bank is in default of payment of any assessment due to the FDIC. In addition, payment of dividends by a bank may be prevented by the applicable federal regulatory authority if such payment is determined, by reason of the financial condition of such bank, to be an unsafe and unsound banking practice.

     It is the policy of the Federal Reserve that a bank holding company should not pay cash dividends unless (i) the organization's net income available to common equity for the past year is sufficient to fully fund the dividends, and
(ii) the prospective rate of earnings retention appears consistent with the organization's capital needs, asset quality, and overall financial condition. For small bank holding companies (those with less than $150 million in assets), the Federal Reserve's position is that such companies should not pay dividends so long as they have a debt-to-equity ratio of 1:1 or greater. The Federal Reserve has also expressed the view that a bank holding company should not pay cash dividends that can only be funded in ways that weaken the bank holding company's financial health, such as by borrowing.

     Additionally, the Federal Reserve possesses enforcement powers over bank holding companies and their nonbank subsidiaries to prevent or remedy actions that represent unsafe or unsound practices or violations of applicable statutes and regulations. Among these powers is the ability in appropriate cases to proscribe the payment of dividends by banks and bank holding companies. Similar enforcement powers over the Bank are possessed by the FDIC. The "prompt corrective action" provisions of the FDIA impose further restrictions on the payment of dividends by insured banks which fail to meet specified capital levels and, in some cases, their parent bank holding companies. In addition to the restrictions on dividends imposed by the Federal Reserve, the MBCA imposes certain restrictions on the declaration and payment of dividends by Michigan corporations such as the Company. See "Description of Capital Stock -- Common Stock -- Dividend Rights."

                          DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital stock consists of 9,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock. As of the date of this Prospectus, there is one share of Common Stock issued and outstanding. No shares of Preferred Stock have been issued by the Company.

     Michigan law allows the Company's Board of Directors to issue additional shares of stock up to the total amount of Common Stock and Preferred Stock authorized without obtaining the prior approval of the shareholders.

PREFERRED STOCK

     The Board of Directors of the Company is authorized to issue Preferred Stock, in one or more series, from time to time, with such voting powers, full or limited but not to exceed one vote per share, or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as may be provided in the resolution or resolutions adopted by the Board of Directors. The authority of the Board of Directors includes, but is not limited to, the determination or fixing of the following with respect to shares of such class or any series thereof: (i) the number of shares and designation of such series; (ii) the dividend rate and whether dividends are to be cumulative; (iii) whether shares are to be redeemable, and, if so, whether redeemable for cash, property or rights; (iv) the rights to which the holders of shares shall be entitled, and the preferences, if any, over any other series; (v) whether the shares shall be subject to the operation of a purchase, retirement or sinking fund, and, if so, upon what conditions; (vi) whether the shares shall be convertible into or exchangeable for shares of any other class or of any other series of any class of capital stock and the terms and conditions of such conversion or exchange; (vii) the voting powers, full or limited, if any, of the shares; (viii) whether the issuance of any additional shares, or of any shares of any other series, shall be subject to restrictions as to issuance, or as to the powers, preferences or rights of any such other series; and (ix) any other preferences, privileges and powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions.

     Although the Board of Directors may issue Preferred Stock without a vote of the holders of the Common Stock, any issuance of the Preferred Stock will be approved by a majority of the Company's independent directors who do not have an interest in the transaction and who have access, at the Company's expense, to the Company's or independent counsel.

COMMON STOCK

     Dividend Rights

     Subject to any prior rights of any holders of Preferred Stock then outstanding, the holders of the Common Stock will be entitled to dividends when, as and if declared by the Company's Board of Directors out of funds legally available therefor. Under Michigan law, dividends may be legally declared or paid only if after the distribution the corporation can pay its debts as they come due in the usual course of business and the corporation's total assets equal or exceed the sum of its liabilities plus the amount that would be needed to satisfy the preferential rights upon dissolution of any holders of preferred stock then outstanding whose preferential rights are superior to those receiving the distribution.

     Funds for the payment of dividends by the Company are expected to be obtained primarily from dividends of the Bank. There can be no assurance that the Company will have funds available for dividends, or that if funds are available, that dividends will be declared by the Company's Board of Directors. As the Bank is not expected to be profitable during its start up period, the Company does not expect to be in a position to declare dividends at any time in the foreseeable future.

  Voting Rights

     Subject to the rights, if any, of holders of shares of Preferred Stock then outstanding, all voting rights are vested in the holders of shares of Common Stock. Each share of Common Stock entitles the holder thereof to one vote on all matters, including the election of directors. Shareholders of the Company do not have cumulative voting rights.

  Preemptive Rights

     Holders of Common Stock do not have preemptive rights.

  Liquidation Rights

     Subject to any rights of any Preferred Stock then outstanding, holders of Common Stock are entitled to share on a pro rata basis in the net assets of the Company which remain after satisfaction of all liabilities.

  Transfer Agent

     State Street Bank & Trust Company of Boston, Massachusetts, serves as the transfer agent of the Company's Common Stock.

DESCRIPTION OF CERTAIN CHARTER PROVISIONS

     The following provisions of the Company's Articles of Incorporation may delay, defer, prevent, or make it more difficult for a person to acquire the Company or to change control of the Company's Board of Directors, thereby reducing the Company's vulnerability to an unsolicited takeover attempt.

  Classification of the Board of Directors

     The Company's Articles of Incorporation provide for the Board of Directors to be divided into three classes of directors, each class to be as nearly equal in number as possible, and also provides that the number of directors shall be fixed by a majority of the Board at no fewer than six nor more than fifteen. Pursuant to the Articles of Incorporation, the Company's directors have been divided into three classes. Four Class I directors have been elected for a term expiring at the 1999 annual meeting of shareholders, four Class II directors have been elected for a term expiring at the 2000 annual meeting of shareholders, and three Class III directors have been elected for a term expiring a the 2001 annual meeting of shareholders (in each case, until their respective successors are elected and qualified).

  Removal of Directors

     The MBCA provides that, unless the articles of incorporation otherwise provide, shareholders may remove a director or the entire Board of Directors with or without cause. The Company's Articles of Incorporation provide that a director may be removed only for cause and only by the affirmative vote of the holders of a majority of the voting power of all the shares of the Company entitled to vote generally in the election of directors.

  Filling Vacancies on the Board of Directors

     The Company's Articles of Incorporation provide that a new director chosen to fill a vacancy on the Board of Directors will serve for the remainder of the full term of the class in which the vacancy occurred.

  Nominations of Director Candidates

     The Company's Articles of Incorporation include a provision governing nominations of director candidates. Nominations for the election of directors may be made by the Board of Directors, a nominating committee appointed by the Board of Directors, or any shareholder entitled to vote for directors. In the case of a shareholder nomination, the Articles of Incorporation provide certain procedures that must be followed. A shareholder intending to nominate candidates for election must deliver written notice containing certain specified information to the Secretary of the Company at least sixty (60) days but not more than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting of shareholders.

  Certain Shareholder Action

     The Company's Articles of Incorporation require that any shareholder action must be taken at an annual or special meeting of shareholders, that any meeting of shareholders must be called by the Board of Directors or the Chairman of the Board, and, unless otherwise provided by law, prohibit shareholder action by written consent. Shareholders of the Company are not permitted to call a special meeting of shareholders or require that the Board call such a special meeting. The MBCA permits shareholders holding 10% or more of all of the shares entitled to vote at a meeting to request the Circuit Court of the County in which the Company's principal place of business or registered office is located to order a special meeting of shareholders for good cause shown.

  Increased Shareholders Vote for Alteration, Amendment or Repeal of Article Provisions

     The Company's Articles of Incorporation require the affirmative vote of the holders of at least 66 2/3 percent of the voting stock of the Company entitled to vote generally in the election of directors for the alteration, amendment or repeal of, or the adoption of any provision inconsistent with the foregoing provisions of the Company's Articles of Incorporation.

CERTAIN ANTI-TAKEOVER PROVISIONS

     Michigan Fair Price Act. Certain provisions of the MBCA establish a statutory scheme similar to the supermajority and fair price provisions found in many corporate charters (the "Fair Price Act"). The Fair Price Act provides that a supermajority vote of 90 percent of the shareholders and no less than two-thirds of the votes of noninterested shareholders must approve a "business combination." The Fair Price Act defines a "business combination" to encompass any merger, consolidation, share exchange, sale of assets, stock issue, liquidation, or reclassification of securities involving an "interested shareholder" or certain "affiliates." An "interested shareholder" is generally any person who owns 10 percent or more of the outstanding voting shares of the corporation. An "affiliate" is a person who directly or indirectly controls, is controlled by, or is under common control with, a specified person.

     The supermajority vote required by the Fair Price Act does not apply to business combinations that satisfy certain conditions. These conditions include, among others: (i) the purchase price to be paid for the shares of the corporation in the business combination must be at least equal to the highest of either (a) the market value of the shares or (b) the highest per share price paid by the interested shareholder within the preceding two-year period or in the transaction in which the shareholder became an interested shareholder, whichever is higher; (ii) once becoming an interested shareholder, the person may not become the beneficial owner of any additional shares of the corporation except as part of the transaction which resulted in the interested shareholder becoming an interested shareholder or by virtue of proportionate stock splits or stock dividends, and (iii) five years must have elapsed since the person involved became an interested shareholder.

     The requirements of the Fair Price Act do not apply to business combinations with an interested shareholder that the Board of Directors has approved or exempted from the requirements of the Fair Price Act by resolution prior to the time that the interested shareholder first became an interested shareholder.

     Control Share Act. The MBCA regulates the acquisition of "control shares" of large public Michigan corporations (the "Control Share Act"). Following completion of the offering, the Control Share Act is expected to apply to the Company and its shareholders.

     The Control Share Act establishes procedures governing "control share acquisitions." A control share acquisition is defined as an acquisition of shares by an acquiror which, when combined with other shares held by that person or entity, would give the acquiror voting power, alone or as part of a group, at or above any of the following thresholds: 20 percent, 33 1/3 percent or 50 percent. Under the Control Share Act, an acquiror may not vote "control shares" unless the corporation's disinterested shareholders (defined to exclude the acquiring person, officers of the target corporation, and directors of the target corporation who are also employees of the corporation) vote to confer voting rights on the control shares. The Control Share Act does not affect the voting rights of shares owned by an acquiring person prior to the control share acquisition.

     The Control Share Act entitles corporations to redeem control shares from the acquiring person under certain circumstances. In other cases, the Control Share Act confers dissenters' right upon all of the corporation's shareholders except the acquiring person.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Articles of Incorporation provide that the Company shall indemnify its present and past directors, officers, and such other persons as the Board of Directors may authorize, to the fullest extent permitted by law.

     The Company's Bylaws contain indemnification provisions concerning third party actions as well as actions in the right of the Company. The Bylaws provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he or she is or was a director or officer of the Company, or while serving as such a director or officer, is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including attorney's fees), judgments, penalties, fees and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company or its shareholders, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     FDIC regulations impose limitations on indemnification payments which could restrict, in certain circumstances, payments by the Company or the Bank to their respective directors or officers otherwise permitted under the MBCA or the Michigan Banking Code, respectively.

     With respect to derivative actions, the Bylaws provide that the Company shall indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he or she is or was a director or officer of the Company, or, while serving as such a director or officer, is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including attorney's fees) and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company or its shareholders. No indemnification is provided in the Bylaws in respect of any claim, issue or matter in which such person has been found liable to the Company except to the extent that a court of competent jurisdiction determines upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions discussed above or otherwise, the

Company has been advised that in the opinion of the Securities and Exchange Commission (the "SEC") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LIMITATION OF DIRECTOR LIABILITY

     The MBCA permits corporations to limit the personal liability of their directors in certain circumstances. The Company's Articles of Incorporation provide that a director of the Company shall not be personally liable to the Company or its shareholders for monetary damages for breach of the director's fiduciary duty. However, they do not eliminate or limit the liability of a director for any breach of a duty, act or omission for which the elimination or limitation of liability is not permitted by the MBCA, currently including, without limitation, the following: (1) breach of the director's duty of loyalty to the Company or its shareholders; (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) illegal loans, distributions of dividends or assets, or stock purchases as described in
Section 551(1) of the MBCA; and (4) transactions from which the director derived an improper personal benefit.

                        SHARES ELIGIBLE FOR FUTURE SALE


     As of December 10, 1998, the Company had one share of Common Stock outstanding that was held by a member of the Board of Directors. Upon completion of the offering, the Company expects to have 1,100,000 shares of its Common Stock outstanding. The 1,100,000 shares of the Company's Common Stock sold in the offering (plus any additional shares sold upon the Underwriters' exercise of its over-allotment option) have been registered with the SEC under the Securities Act and may generally be resold without registration under the Securities Act unless they were acquired by directors, executive officers, or other affiliates of the Company (collectively, "Affiliates"). Affiliates of the Company may generally only sell shares of the Common Stock pursuant to Rule 144 under the Securities Act.


     In general, under Rule 144 as currently in effect, an affiliate (as defined in Rule 144) of the Company may sell shares of Common Stock within any three-month period in an amount limited to the greater of 1% of the outstanding shares of the Company's Common Stock or the average weekly trading volume in the Company's Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner-of-sale provisions, holding periods for restricted shares, notice requirements, and the availability of current public information about the Company.


     The Company, and the directors and officers of the Company, and Messrs. Bush and Fettis, two of the organizers of the Bank (who are expected to hold an aggregate of approximately 335,700 shares after the offering, excluding the shares that Messrs. Infante, Berggren, and Jacobs and Ms. Brolick have the right to acquire pursuant to options granted to them under the Company's 1998 Employee Stock Option Plan), have agreed, or will agree, that (a) they will not issue, offer for sale, sell, transfer, grant options to purchase or otherwise dispose of any shares of Common Stock without the prior written consent of the Representative, for a period of 150 days from the date of this Prospectus (the "Lock-Up"), except that (i) the Company may issue shares upon the exercise of options under the Company's 1998 Employee Stock Option Plan and (ii) the directors, officers and Messrs. Bush and Fettis may give Common Stock owned by them to others who have agreed in writing to be bound by the same agreement, and
(b) they will not sell, transfer, assign, pledge, or hypothecate any shares of Common Stock for a period of three months from the date of the Prospectus acquired in connection with directions from the Company for issuer directed securities.



     As of December 10, 1998, the Company had outstanding four options to purchase an aggregate of 94,000 shares of its Common Stock at an exercise price of $10 per share pursuant to the Company's 1998 Employee Stock Option Plan. Mr. Infante holds an option for 40,000 of these shares, Messrs. Berggren and Jacobs and Ms. Brolick each hold an option for 18,000 of these shares.


     Prior to the offering, there has been no public trading market for the Common Stock, and no predictions can be made as to the effect, if any, that sales of shares or the availability of shares for sale will have on the prevailing market price of the Common Stock after completion of the offering. Nevertheless, sales of substantial amounts of Common Stock in the public market could have an adverse effect on prevailing market prices.

                                  UNDERWRITING


     Subject to the terms and conditions of the Underwriting Agreement among the Company and the Underwriters named below, the Company has agreed that the Company will sell to each of the Underwriters, and each of such Underwriters has severally agreed to purchase from the Company, the respective number of shares of the Company's Common Stock set forth opposite its name below:



                                                                NUMBER OF SHARES
                                                                       OF
                        UNDERWRITER                               COMMON STOCK
                        -----------                             ----------------
Roney Capital Markets.......................................

                                                                   ---------
  Total.....................................................       1,100,000
                                                                   =========



     The Underwriting Agreement provides that the obligations of the Underwriters thereunder are subject to certain conditions and provides for the Company's payment of certain expenses incurred in connection with the review of the underwriting arrangements for the offering by the National Association of Securities Dealers, Inc. (the "NASD"). The Underwriters are obligated to purchase all 1,100,000 of the shares of Common Stock offered by this Prospectus (excluding the additional 165,000 shares covered by the over-allotment option granted to the Underwriters) if any are purchased.



     If the Underwriting Agreement is terminated, except in certain limited cases, the Underwriting Agreement provides that the Company will reimburse the Underwriters for all accountable out-of-pocket expenses incurred by them in connection with the proposed purchase and sale of the Common Stock, up to a maximum of $40,000. The Company has advanced $20,000 to the Underwriters in connection with such expense reimbursement. The Underwriting Agreement provides that in the event the accountable out-of-pocket expenses to be reimbursed upon such termination total an amount less than $20,000, the Underwriters shall pay such difference to the Company.



     The Company and the Underwriters have agreed that the Underwriters will purchase the 1,100,000 shares of Common Stock offered hereunder at a price to
the public of $10.00 per share less underwriting discounts of $     per share.
The Underwriters have agreed to limit the underwriting discounts to $0.15 per share for up to 300,000 shares sold by the Underwriters to organizers and executive officers of the Bank or their immediate families. The Underwriters propose to offer the Common Stock to selected dealers who are members of the
NASD at a price of $     per share less a concession not in excess of $     per
share. The Underwriters may allow, and such dealers may re-allow, concessions
not in excess of $     per share to certain other brokers and dealers. After the
Common Stock is released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.


     The Company, and the directors and executive officers of the Company, have agreed to be subject to certain Lock-Up restrictions as described above in "Shares Eligible for Future Sale."


     The Underwriters have informed the Company that they do not intend to make sales to any accounts over which they exercise discretionary authority.



     The Company has granted the Underwriters an option, exercisable within 30 days after the date of the offering, to purchase up to an additional 165,000 shares of Common Stock from the Company to cover over-allotments, if any, at the same price per share as is to be paid by the Underwriters for the other shares offered by this Prospectus. The Underwriters may purchase such shares only to cover over-allotments, if any, in connection with the offering.

     The Underwriting Agreement contains indemnity provisions between the Underwriters and the Company and the controlling persons thereof against certain liabilities, including liabilities arising under the Securities Act. The Company is generally obligated to indemnify the Underwriters and their respective controlling persons in connection with losses or claims arising out of any untrue statement of a material fact contained in this Prospectus or in related documents filed with the Commission or with any state securities administrator, or any omission of certain material facts from such documents.



     There has been no public trading market for the Common Stock. The price at which the shares are being offered to the public was determined by negotiations between the Company and the Representative. This price is not based upon earnings or any history of operations and should not be construed as indicative of the present or anticipated future value of the Common Stock. Several factors were considered in determining the initial offering price of the Common Stock, among them the size of the offering, the desire that the security being offered be attractive to individuals and the Underwriters' experience in dealing with initial public offerings for financial institutions.


                             AVAILABLE INFORMATION

     The Company is not currently a reporting company pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), but will be required to file reports pursuant to the Exchange Act following the completion of the offering. The Company, which will use a December 31 fiscal year end, intends to furnish its shareholders with annual reports containing audited financial information and may furnish its shareholders for the first three quarters of each fiscal year, quarterly reports containing unaudited financial information.

     Requests for such documents should be directed to Ralph R. Berggren, Jr., Senior Vice President and Secretary, 1030 Norton Avenue, Roosevelt Park, Michigan 49441.

                               LEGAL PROCEEDINGS

     Neither the Bank nor the Company is a party to any pending legal proceedings or aware of any threatened legal proceedings where the Company or the Bank may be exposed to any material loss.

                                 LEGAL MATTERS


     The legality of the Common Stock offered hereby will be passed upon for the Company by Dickinson Wright PLLC, Detroit, Michigan. Honigman Miller Schwartz and Cohn, Detroit, Michigan, is acting as counsel for the Underwriters in connection with certain legal matters relating to the shares of Common Stock offered hereby.


                                    EXPERTS

     The financial statements of the Company included in this Prospectus have been audited by Crowe, Chizek and Company LLP, independent public accountants, as indicated in their report with respect thereto. Such financial statements and their report have been included herein in reliance upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the SEC a Form SB-2 Registration Statement under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the Rules and Regulations of the SEC. For further information pertaining to the shares of Common Stock offered hereby and to the Company, reference is made to the Registration Statement, including the Exhibits filed as a part thereof, copies of which can be inspected at and copied at the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York New York 10048. Copies of such materials can also be obtained on the SEC's web site at http://www.sec.gov and at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549.

                       COMMUNITY SHORES BANK CORPORATION

                              FINANCIAL STATEMENTS
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                                     INDEX

REPORT OF INDEPENDENT AUDITORS..............................    F-2

FINANCIAL STATEMENTS
  BALANCE SHEET.............................................    F-3
  STATEMENT OF SHAREHOLDER'S EQUITY.........................    F-4
  STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS............    F-5
  STATEMENT OF CASH FLOWS...................................    F-6
  NOTES TO FINANCIAL STATEMENTS.............................    F-7

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Community Shores Bank Corporation
Roosevelt Park, Michigan

     We have audited the accompanying balance sheet of Community Shores Bank Corporation (a Company in the development stage) as of September 9, 1998, and the related statements of shareholder's equity, operations and comprehensive loss and cash flows for the period from July 23, 1998 (inception) through September 9, 1998. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform our audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Community Shores Bank Corporation (a Company in the development stage) as of September 9, 1998, and the results of its operations and comprehensive loss and cash flows for the period from July 23, 1998 (inception) through September 9, 1998 in conformity with generally accepted accounting principles.

                                          Crowe, Chizek and Company LLP

Grand Rapids, Michigan
September 10, 1998

                       COMMUNITY SHORES BANK CORPORATION
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                                 BALANCE SHEET
                               SEPTEMBER 9, 1998

ASSETS
Cash........................................................    $ 143,046
Deferred offering costs.....................................       45,000
Furniture, fixtures and equipment...........................        3,867
                                                                ---------
                                                                $ 191,913
                                                                =========
LIABILITIES AND RETAINED EARNINGS
Accounts payable............................................    $  20,000
Related party notes payable (Note 2)........................      272,500
                                                                ---------
                                                                  292,500
Shareholder's equity
  Preferred stock, no par value; no shares authorized, none
     issued.................................................
  Common stock, no par value; no shares authorized, none
     issued.................................................
  Additional paid-in capital................................
  Deficit accumulated during the development stage..........     (100,587)
                                                                ---------
     Total shareholder's equity.............................     (100,587)
                                                                ---------
       Total liabilities and shareholder's equity...........    $ 191,913
                                                                =========

                See accompanying notes to financial statements.

                       COMMUNITY SHORES BANK CORPORATION
                      (A COMPANY IN THE DEVELOPMENT STATE)
                       STATEMENT OF SHAREHOLDER'S EQUITY
        PERIOD FROM JULY 23, 1998 (INCEPTION) THROUGH SEPTEMBER 9, 1998

                                                                                 DEFICIT
                                                                               ACCUMULATED
                                                                  ADDITIONAL   DURING THE
                                             PREFERRED   COMMON    PAID-IN     DEVELOPMENT
                                               STOCK     STOCK     CAPITAL        STAGE        TOTAL
                                             ---------   ------   ----------   -----------     -----
BALANCE AT JULY 23, 1998...................     --         --         --               --           --
Net loss...................................     $          $          $         $(100,587)   $(100,587)
                                                --         --         --        ---------    ---------
BALANCE AT SEPTEMBER 9, 1998...............     $--        $--        $--       $(100,587)   $(100,587)
                                                ==         ==         ==        =========    =========

                See accompanying notes to financial statements.

                       COMMUNITY SHORES BANK CORPORATION
                      (A COMPANY IN THE DEVELOPMENT STATE)
                 STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS
        PERIOD FROM JULY 23, 1998 (INCEPTION) THROUGH SEPTEMBER 9, 1998

Total operating income......................................  $      --
Operating expenses
  Salaries and employee benefit.............................     53,892
  Legal and professional....................................     15,000
  Other.....................................................     31,695
                                                              ---------
                                                                100,587
                                                              ---------
NET LOSS AND COMPREHENSIVE LOSS.............................  $(100,587)
                                                              =========

                See accompanying notes to financial statements.

                       COMMUNITY SHORES BANK CORPORATION
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                            STATEMENT OF CASH FLOWS
              PERIOD FROM JULY 23, 1998 THROUGH SEPTEMBER 9, 1998

CASH FLOWS FROM OPERATING ACTIVITIES FROM DEVELOPMENT STAGE
  OPERATIONS
  Net loss..................................................    $(100,587)
  Increase in accounts payable..............................       20,000
                                                                ---------
       Net cash from operating activities...................      (80,587)
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of furniture, fixtures and equipment.............       (3,867)
                                                                ---------
       Net cash from investing activities...................       (3,867)
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from related party loans payable.................      272,500
  Deferred offering costs...................................      (45,000)
                                                                ---------
       Net cash from financing activities...................      227,500
                                                                ---------
Net increase in cash........................................      143,046
Cash, beginning balance.....................................           --
                                                                ---------
CASH, ENDING BALANCE........................................    $ 143,046
                                                                =========

                See accompanying notes to financial statements.

                       COMMUNITY SHORES BANK CORPORATION
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                         NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 9, 1998

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization: Community Shores Bank Corporation (the "Corporation") was incorporated on July 23, 1998 as a bank holding company to establish and operate a new bank, Community Shores Bank (the "Bank") in Roosevelt Park, Michigan. The Corporation intends to raise a minimum of $10.1 million in equity capital through the sale of 1,100,000 shares of the Corporation's Common Stock at $10 per share, net of underwriting discounts and offering costs. Proceeds from the offering will be used to capitalize the Bank, secure facilities and provide working capital.

     Basis of Presentation: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     Income Taxes: The Corporation records income tax expense based on the amount of taxes due on its tax return plus the change in deferred taxes computed based on the future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, using enacted tax rates.

     Deferred Offering Costs: Deferred offering costs include legal, consulting and accounting costs incurred in connection with the registration of the Corporation's Common Stock. These costs will be charged against the stock proceeds or, if the offering is not successful, charged to expense at that time.

NOTE 2 -- NOTES PAYABLE RELATED PARTIES

     Loans payable in the amount of $272,500, at 5% interest, are outstanding to members of the Board of Directors of the Corporation. Management intends to repay the loans from the proceeds of the Common Stock offering.

NOTE 3 -- FIXED ASSETS

     The Corporation is in the process of securing the permanent site for its headquarters. The Corporation will be constructing a new one-story building in Roosevelt Park, Michigan for use as the Bank's main office and the Corporation's headquarters. The Corporation has entered into a project management agreement with a company which is owned by one of the Corporation's directors. The agreement calls for this project management company to secure the site for the Corporation, retain an architect, develop site plans, obtain bids from contractors and to oversee the construction project. The total amount of this contract is $95,000. At September 9, 1998, the project management company had secured a location, however, the Corporation had not entered into any formal agreements or contracts with respect to this location.

NOTE 4 -- DATA PROCESSING AGREEMENT

     The Company has negotiated a contract with a data processing company to outsource the Corporation's data processing. The agreement has an initial term of five years, with optional subsequent one year renewal terms. Data processing services for the Corporation are expected to include Customer Information Systems, Loan and Deposit processing, ACH processing, ATM processing, Asset Liability Management software, Smart reports, etc.

NOTE 5 -- INCOME TAXES

     At September 9, 1998, the Company had approximately $101,000 of net operating loss carryforwards. The tax benefit of these carryforwards ($34,000) has been offset by a valuation allowance.

                       COMMUNITY SHORES BANK CORPORATION
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED
                               SEPTEMBER 9, 1998

NOTE 6 -- SUBSEQUENT EVENTS -- STOCK OPTION PLAN

     On September 10, 1998, the Board of Directors of the Corporation adopted a 1998 Employee Stock Option Plan (the "Plan"). The Board has authorized 150,000 shares for use by the Plan. The option price will not be less than the fair market value of the shares at the time of grant, except as granted to a 10% shareholder where the option price will be equal to 110% of fair market price. The Board has determined the option price to be $10 for those options granted prior to the completion of the public offering of the Corporation. The duration of each option may not exceed ten years from the date of grant, for 10% shareholders the duration is five years.

     At the September 10, 1998 meeting, the Board granted a total of 76,000 options to executive officers of the Corporation. These options have a three year vesting schedule with 25% exercisable immediately, an additional 25% after one year, an additional 25% after two years and fully exercisable after three years. None of these options have been exercised.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                             ---------------------

                               TABLE OF CONTENTS


                                         PAGE
                                         ----
Forward-Looking Statements...........      2
Prospectus Summary...................      3
Risk Factors.........................      7
Use of Proceeds......................     12
Dividend Policy......................     13
Capitalization.......................     14
Business.............................     14
Management...........................     22
Related Party Transactions...........     27
Principal Shareholders...............     29
Supervision and Regulation...........     31
Description of Capital Stock.........     34
Shares Eligible for Future Sale......     38
Underwriting.........................     39
Available Information................     40
Legal Proceedings....................     40
Legal Matters........................     40
Experts..............................     40
Additional Information...............     41
Index to Financial Statements........    F-1


     UNTIL              , 1999 (90 DAYS AFTER THE EFFECTIVE DATE OF THE
OFFERING), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITER AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------




--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                1,100,000 SHARES

                     [COMMUNITY SHORES BANK CORPORATION LOGO]

                                  COMMON STOCK

                           -------------------------

                                   PROSPECTUS
                           -------------------------

                           RONEY CAPITAL MARKETS LOGO
                                          , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The registrant's Articles of Incorporation provide that the registrant shall indemnify its present and past directors, officers, and such other persons as the Board of Directors may authorize, to the full extent permitted by law.

     The registrant's Bylaws contain indemnification provisions concerning third party actions as well as actions in the right of the registrant. The Bylaws provide that the registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the registrant) by reason of the fact that he or she is or was a director or officer of the registrant or is, or while serving as such a director or officer was, serving at the request of the registrant as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including attorney's fees), judgments, penalties, fees and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the registrant or its shareholders, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     With respect to derivative actions, the Bylaws provide that the registrant shall indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the registrant to procure a judgment in its favor by reason of the fact that he or she is or was a director or officer of the registrant, or is or was serving at the request of the registrant as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney's fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such judgment or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the registrant or its shareholders and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person has been found liable to the registrant unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     The registrant's Articles of Incorporation provide that a director of the registrant shall not be personally liable to the registrant or its shareholders for monetary damages for breach of the director's fiduciary duty. However, it does not eliminate or limit the liability of a director for any breach of a duty, act or omission for which the elimination or limitation of liability is not permitted by the MBCA, currently including, without limitations the following: (1) breach of the director's duty of loyalty to the registrant or its shareholders; (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) illegal loans, distributions of dividends or assets, or stock purchases as described in Section 551(l) of MBCA; and (4) transactions from which the director derived an improper personal benefit.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses in connection with the sale and distribution of the Common Stock being registered, other than underwriting discounts and commissions. All amounts shown are estimates, except the SEC registration fee and the NASD filing fee, and assume sale of 1,100,000 shares in the offering.

SEC registration fee........................................    $  5,089
NASD filing fee.............................................       2,225
Printing and mailing expenses...............................      43,000
Fees and expenses of counsel................................     130,000
Accounting and related expenses.............................      40,000
Blue Sky fees and expenses (including counsel fees).........      30,000
Registrar and Transfer Agent fees...........................      10,000
Miscellaneous...............................................       4,686
                                                                --------
Total.......................................................    $265,000
                                                                ========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.


     During the past several months, the registrant has borrowed approximately $1,138,000 from members of the registrant's Board of Directors to pay organizational and related expenses. To the extent that such transactions would be deemed to involve the offer or sale of a security, the registrant would claim an exemption under Rule 506 of Regulation D or Section 4(2) of the Securities Act of 1933 for such transactions. In addition, the registrant sold one share of its Common Stock to Jose A. Infante, the Chairman of the Board, President and Chief Executive Officer of the registrant, for $10. The registrant claims an exemption for such sale pursuant to Rule 504 or Rule 506 of Regulation D or
Section 4(2).

ITEM 27. EXHIBITS.


EXHIBIT
  NO.                         EXHIBIT DESCRIPTION
-------                       -------------------
  1       Form of Underwriting Agreement
  3.1     Articles of Incorporation of Community Shores Bank
          Corporation(1)
  3.2     Bylaws of Community Shores Bank Corporation(1)
  4.1     Specimen Stock Certificate of Community Shores Bank
          Corporation(1)
  5       Opinion of Dickinson Wright PLLC(1)
 10.1     1998 Employee Stock Option Plan(1)
 10.2     Development Coordination and Construction Oversight
          Agreement between the Company and Investment Property
          Associates, Inc.(1)
 10.3     First Amendment to 1998 Employee Stock Option Plan(1)
 10.4     Agreement between Fiserv Solutions, Inc. and Community
          Shores Bank
 21       Subsidiaries of Community Shores Bank Corporation(1)
 23.1     Consent of Dickinson Wright PLLC (included in opinion filed as Exhibit 5)
 23.2     Consent of Crowe, Chizek and Company LLP(1)
 27       Financial Data Schedule(1)


-------------------------
(1) Previously filed.

ITEM 28. UNDERTAKINGS.

     The undersigned registrant hereby undertakes as follows:

     (1) The registrant will provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     (2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities arising under the Securities Act (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (3) The registrant will:

          (i) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the SEC declared it effective; and

          (ii) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Norton Shores, State of Michigan, on December 14, 1998.


                                        COMMUNITY SHORES BANK CORPORATION


                                        By:       /s/ JOSE A. INFANTE

                                           -------------------------------------
                                           Jose A. Infante, Chairman
                                           of the Board, President and Chief
                                           Executive Officer


     In accordance with the requirements of the Securities Act of 1933, this Amendment to Registration Statement was signed by the following persons in the capacities indicated on December 14, 1998.



                     SIGNATURES                                               TITLE
                     ----------                                               -----

                 /s/ DAVID C. BLISS                        Director
-----------------------------------------------------
                   David C. Bliss

                 /s/ GARY F. BOGNER                        Director
-----------------------------------------------------
                   Gary F. Bogner

                                                           Director
-----------------------------------------------------
John C. Carlyle

              /s/ ROBERT L. CHANDONNET                     Director
-----------------------------------------------------
                Robert L. Chandonnet

               /s/ DENNIS L. CHERETTE                      Director
-----------------------------------------------------
                 Dennis L. Cherette

                                                           Director
-----------------------------------------------------
Bruce J. Essex

              /s/ MICHAEL D. GLUHANICH                     Director
-----------------------------------------------------
                Michael D. Gluhanich

                /s/ DONALD E. HEGEDUS                      Director
-----------------------------------------------------
                  Donald E. Hegedus

                                                           Director
-----------------------------------------------------
John L. Hilt

                 /s/ JOSE A. INFANTE                       Director
-----------------------------------------------------      Chairman of the Board, President and Chief
                   Jose A. Infante                         Executive Officer and Director (principal
                                                           executive officer, principal financial
                                                           officer and principal accounting officer)

                  /s/ JOY R. NELSON                        Director
-----------------------------------------------------
                    Joy R. Nelson

                                 EXHIBIT INDEX


EXHIBIT                                                                 PAGE
  NO.                         EXHIBIT DESCRIPTION                       NO.
-------                       -------------------                       ----
  1       Form of Underwriting Agreement
  3.1     Articles of Incorporation of Community Shores Bank
          Corporation(1)
  3.2     Bylaws of Community Shores Bank Corporation(1)
  4.1     Specimen Stock Certificate of Community Shores Bank
          Corporation(1)
  5       Opinion of Dickinson Wright PLLC(1)
 10.1     1998 Employee Stock Option Plan(1)
 10.2     Development Coordination and Construction Oversight
          Agreement between the Company and Investment Property
          Associates, Inc.(1)
 10.3     First Amendment to 1998 Employee Stock Option Plan(1)
 10.4     Agreement between Fiserv Solutions, Inc. and Community
          Shores Bank
 21       Subsidiaries of Community Shores Bank Corporation(1)
 23.1     Consent of Dickinson Wright PLLC (included in opinion filed as Exhibit 5)
 23.2     Consent of Crowe, Chizek and Company LLP(1)
 27       Financial Data Schedule(1)


-------------------------
(1) Previously filed.